Exhibit 2.1

Execution Version
31 July 2021

THE INSTITUTIONAL SELLERS
– and –
THE MANAGEMENT SELLERS
– and –
WOLVERINE OUTDOORS, INC.
– and –
WOLVERINE WORLD WIDE, INC.

SHARE PURCHASE AGREEMENT
for the sale and purchase of the entire issued share capital of
LADY OF LEISURE INVESTCO LIMITED

GIBSON, DUNN & CRUTCHER UK LLP
__________
Telephone House
2-4 Temple Avenue, London EC4Y 0HB
Tel: 020 7071 4000 Fax: 020 7071 4244

i

AGREED FORM DOCUMENTS

Board minutes: Company
Board minutes: Purchaser
Completion Schedule
EV to Equity Bridge
Post Completion powers of attorney re Shares
Resignations of directors
Shareholder resolutions: Company
SHA Termination Deed
W&I Policy

ii

THIS AGREEMENT is made on 31 July 2021
BETWEEN:
(1)    EACH OF THE PERSONS LISTED IN PART 1 OF SCHEDULE 1 (each, an “Institutional Seller” and, collectively, the “Institutional Sellers”);
(2)    EACH OF THE PERSONS LISTED IN PART 2 OF SCHEDULE 1 (each a “Management Seller” and, collectively, the “Management Sellers”);
(3)    WOLVERINE OUTDOORS, INC., a company incorporated in the state of Delaware, United States of America, whose registered address is at 601 Abbot Road, East Lansing, Michigan 48823, United States of America (the "Purchaser"); and
(4)    WOLVERINE WORLD WIDE, INC., a company incorporated in the state of Delaware, United States of America, publicly listed on the New York Stock Exchange with commission file number 001-06024, whose address of principal executive offices is at 9341 Courtland Drive NE, Rockford, Michigan 49351, United States of America (the “Guarantor”).
RECITALS:
(A)    The Institutional Sellers are shareholders of Lady of Leisure InvestCo Limited, a private limited company incorporated in England and Wales with registered number 09325233, whose registered office is at Fulham Green, 69-79 Fulham High Street, London SW6 3JW, United Kingdom (the “Company”), and they hold the legal and beneficial title to the Institutional Shares in the amounts and proportions set out in Part 1 of Schedule 1.
(B)    Each Institutional Seller intends to sell the Institutional Shares held by it and the Purchaser intends to purchase the Institutional Shares on and subject to the terms of this Agreement.
(C)    The Management Sellers are shareholders of the Company and they hold the legal and beneficial title to the Management Shares in the amounts and proportions set out in Part 2 of Schedule 1.
(D)    Each Management Seller intends to sell the Management Shares held by such Management Seller and the Purchaser intends to purchase such Management Shares on and subject to the terms of this Agreement.
(E)    The Guarantor wishes to guarantee by way of an independent promise of guarantee the due and punctual performance and fulfilment of all of the Purchaser's obligations and liabilities under this Agreement and the agreements entered into by the Purchaser under and/or in connection with this Agreement (including the other Transaction Documents).
THE PARTIES AGREE AS FOLLOWS:
1.    DEFINITIONS AND INTERPRETATION
In this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:
“Acquisition Engagement” has the meaning given in Clause 29;

“A1 Shares” means the 960,053 A1 ordinary shares of £0.10 each in the capital of the Company;
“A2 Shares” means the 216,702 A2 ordinary shares of £0.10 each in the capital of the Company;
“Affiliate” means any person Controlling, Controlled by or under common Control with such person;
"Affirming Management Seller" means each of: Tamara Hill-Norton; Simon Hill-Norton; Emma Thornton; Jemma Cassidy; Mark Smith; Erika Serow; Julia Straus; Annabel Thorburn; Susan Pickering; Emma Crepeau; Daniel Nicholson; Christina Acklam; Casey Byrne; Victoria Munro; Rachel Payne; Deborah Bingham; and Laura Gardener;
“Allocation Side Letters” means the allocation side letters to be entered into on the date of this Agreement between the Purchaser and each Management Seller setting out the allocation of Share Consideration payable to such Management Seller (as may be varied in a Deferred Completion Schedule), and “Allocation Side Letter” means any one of them;
"Annual Performance Bonuses" means the bonuses payable by the Group after the Locked Box-Date in respect its 2020 financial year end performance targets achieved before the Locked-Box Date in the aggregate amount stated in the EV to Equity Bridge and/or specifically provided for in the Locked Box Accounts (without double counting);
“Announcement” means the announcement to the extent agreed by the Lead Institutional Seller and the Purchaser relating to the transaction contemplated by this Agreement;
“B1 Shares” means the 57,194 B1 ordinary shares of £0.001 each in the capital of the Company;
“B2 Shares” means the 265 B2 ordinary shares of £0.001 each in the capital of the Company;
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London, UK and New York, New York, USA;
“C1 Shares” means the 101,306 C1 ordinary shares of £0.001 each in the capital of the Company;
“C2 Shares” means the 21,821 C2 ordinary shares of £0.001 each in the capital of the Company;
“C3 Shares” means the 88,176 C3 ordinary shares of £0.001 each in the capital of the Company;
“Companies Act” means the Companies Act 2006 and any regulations or subordinate legislation enacted thereunder;
"Chief Executive Bonus" means the bonus payable by the Group after the Locked Box-Date to the Group’s chief executive officer up to the amount included in the EV to Equity Bridge;
"CJRS Amount" means the amount of £2,375,712 for the Coronavirus Job Retention Grant (CRJS);
“Competing Business” means the design, marketing and sale of:
(a)    women’s activewear;

(b)    women’s sports clothing;
(c)    athletic footwear; and
(d)    accessories that compete with the Group's own-brand sports accessories as available for sale on the Group's website as at the date of this Agreement;
“Completion” means the completion of the sale and purchase of the Shares in accordance with Clause 5;
“Completion Date” has the meaning given in Clause 5.1;
“Completion Schedule” means the Excel spreadsheet in the agreed form stating the details described in Clause 3.3, or, if delivered, the Deferred Completion Schedule;
“Confidential Information” has the meaning given in Clause 11.1;
“Confidentiality Agreement” means the confidentiality agreement dated 29 March 2021 and made between the Company and Wolverine World Wide, Inc. for and on behalf of the Purchaser;
“Constitutional Documents” means, with respect to an entity, its memorandum and articles of association, by-laws or equivalent constitutional documents;
“Control” means (i) the legal or beneficial ownership, directly or indirectly, of more than fifty per cent. (50%) or more of the share capital or other ownership interests of any person, (ii) the ability, directly or indirectly, to appoint more than half of the board or other controlling or management body of any person, or (iii) the ability, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise to direct or cause the direction of the management and policies of any person. A person shall be deemed to direct or cause the direction of the management and policies of a person if the consent or approval of such person is required with respect to all or substantially all major decisions (and “Controlled” and “Controlling” shall be construed accordingly);
“Covenantors” means Julia Straus (CEO), Mark Smith (COO) and Jemma Cassidy (CPO);
“Cumulative Daily Amount” has the meaning given in Clause 5.5;
“D1 Shares” means the 75,126 D1 ordinary shares of £0.001 each in the capital of the Company;
“D2 Shares” means the 77,788 D2 ordinary shares of £0.001 each in the capital of the Company;
“Data Room” means the virtual data room hosted by Datasite under the name "Frisbee" in connection with the Proposed Transaction comprising the documents and other information relating to the Group;
“Deductible Leakage Amount” has the meaning given in Clause 5.6;
“Default Interest” means interest at the base rate for Sterling set by the Bank of England from time to time plus 5 per cent. per annum;
“Defaulting Party” has the meaning given in Clause 5.4;

“Deferred Completion Schedule” means an updated Completion Schedule served under Clause 5.4(a) or Clause 5.5 to adjust the amounts payable to the Sellers as a result of:
(a)    the aggregate amounts of the Cumulative Daily Amount payable upon the Completion Date as so deferred under Clause 5.1 or Clause 5.4(a);
(b)    an additional amount of Seller Transaction Costs being incurred in excess of the Disclosed Seller Transaction Costs that constitutes a Deductible Leakage Amount (specifying which amount(s) have been (or will be) paid or will remain unpaid immediately prior to Completion and including all appropriate details including currency, identity of payee and payee account details for any such unpaid Seller Transaction Costs); and
(c)    any other Deductible Leakage Amount with respect to the particular Seller agreeing the same, which shall include specific details of (i) the adjusted Share Consideration; and (ii) the adjusted payments to be made to each Seller as a result of the foregoing;
“Deferred Payment” means the amount equal to the difference between (i) the Hospitality Grant (Rent) Reserved Sum (expressed as a positive number) and (ii) the Net Hospitality Grant (Rent) Repayment (and if such resulting amount is less than zero, such amount shall be deemed to be zero);
“Deferred Payment Date” means the date falling five (5) Business Days after (i) the date on which the Group Companies pays the Council Rates Rebates Repayment or, if earlier, (ii) 30 September 2021;
“Disclosed Seller Transaction Costs” means the Seller Transaction Costs plus any amount of applicable VAT or other Taxes payable by any Group Company in respect of such fees, expenses or costs which is not recoverable as input tax by a Group Company, in the total amount of £ 6,712,113.51;
“Disclosure Letter” means the disclosure letter dated on the date of the Management Warranty Deed together with all attachments thereto addressed by the Warrantors to the Purchaser which discloses certain exceptions to the warranties set out in the Management Warranty Deed;
“Due Diligence Investigation” has the meaning given in Clause 8.3(a);
“Due Diligence Reports” means:
(a)    the legal vendor due diligence report dated 14 May 2021 prepared by the Institutional Sellers’ Solicitors;
(b)    the lease review report dated 14 May 2021 prepared by the Institutional Sellers’ Solicitors relating to the Group’s real estate portfolio located in England and Wales;
(c)    the legal vendor due diligence report dated 20 May 2021 prepared by the Institutional Sellers’ IP Solicitors;
(d)    the tax vendor due diligence report dated 29 July 2021, prepared by PricewaterhouseCoopers LLP;
(e)    the financial vendor due diligence report dated 29 July 2021, prepared by PricewaterhouseCoopers LLP; and

(f)    the commercial due diligence report dated May 2021, prepared by McKinsey & Company.
“Employee Retention Credit” means $131,000 being the amount (expressed in US dollars) of the “employee retention tax credit” claimed by a Group Company pursuant to the U.S. Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020) and deducted in the EV to Equity Bridge as a debt-like item in the amount of £94,927.54 in the line item entitled “US Employment Retention Grants”;
“Encumbrance” means a mortgage, lien, charge, claim, option, equity, power of sale, pledge, hypothecation, retention of title, right of first refusal, right of pre-emption or other encumbrance or right exercisable by a third party having similar effect;
“EV to Equity Bridge" means the Excel spreadsheet in the agreed form stating the agreed-upon adjustments to the enterprise value of the Group which is used to calculate the Share Consideration;
"Existing D&O Policy" has the meaning given in Clause 8.4;
“Existing Facilities” means each of the following facilities:
(a)    a multicurrency revolving facility agreement between the Company, Sweaty Betty Limited as “Borrower” and HSBC UK as “Lender” dated 7 November 2019 as amended on 22 July 2020 (the “HSBC RCF Facility”);
(b)    an uncommitted forward exchange contract and currency option facility between Sweaty Betty Limited as “Borrower” and HSBC UK as “Lender” dated 21 September 2020; and
(c)    an uncommitted international trade finance facility between Sweaty Betty Limited as “Borrower” and HSBC UK as “Lender” dated 21 September 2020;
"Founders" means each of Tamara Hill-Norton and Simon Hill-Norton;
“Gibson Dunn” has the meaning given in Clause 29;
“Group” means the Company and its Subsidiaries;
“Group Company” means any member of the Group, and “Group Companies” means all or any of them;
“Hospitality Grant (Rent) Reserved Sum” means the sum of £1,494,000 being the amount deducted in the EV to Equity Bridge as a debt-like item in the line item entitled “Hospitality Grant (Rent)”;
“Hospitality Grant (Rent) Repayment” means the aggregate amount paid or repaid as at 29 September 2021 to the relevant councils by a Group Company to discharge in full the liability for repayment of the Hospitality Grant (Rent) received by any Group Company to the extent attributable to any period up to Completion and which grant remains outstanding as at Completion;
“HSBC RCF Facility” has the meaning given in the definition of Existing Facilities;
“Information Memorandum” means the confidential information memorandum in relation to the Group dated April 2021, prepared by the Company on behalf of the Group and provided by Goldman Sachs to potential purchasers including the Purchaser;

“Initiating Party” has the meaning given in Clause 27.2;
“Institutional Seller’s Group” means, in respect of an Institutional Seller, that Institutional Seller and its Affiliates from time to time but excludes the Group;
“Institutional Sellers’ IP Solicitors” means Pinsent Masons LLP, 30 Crown Place, Earl Street, London EC2 4ES;
“Institutional Sellers’ Solicitors” means Gibson, Dunn & Crutcher UK LLP, Telephone House, 2-4 Temple Avenue, London EC4Y 0HB and Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166-0193, United States of America;
“Institutional Shares” means the Shares held by the Institutional Sellers at the date of this Agreement, as detailed in column (4) of Part 1 of Schedule 1;
“IRS” has the meaning given in Clause 8.10;
“LCIA” has the meaning given in Clause 27.2;
“Lead Institutional Seller” means CGP2 SB Investment, L.P., a limited partnership established in Scotland, acting through its general partner CGP2 Caledonia AIV GP, LLP, with limited partnership number SL18721, whose registered office is at 50 Lothanian Road, Festival Square, Edinburgh EH3 9WJ, Scotland, United Kingdom;
“Leakage” means in relation to any Seller (without double-counting):
(a)    any dividend, bonus issue or other distribution of capital or income declared, paid or made (whether in cash or in specie) or any repurchase, redemption, repayment (in part or whole and including any interest, fee, charge or other payment in connection with), return, of share or loan capital or loan (or any other relevant securities) by any member of the Group to or for the benefit of such Seller or any Related Person of such Seller;
(b)    any payments made (including management, monitoring, consultancy, service, directors’ fees, or royalty payments), by any member of the Group to (or assets, rights or other benefits transferred to or liabilities assumed, indemnified, or incurred by any member of the Group for the benefit of) such Seller or any Related Person of such Seller (including with respect to any share capital or other securities of any member of the Group);
(c)    the waiver, deferral (to the extent of the value of the deferral but not the underlying amount so deferred), discount or release by any Group Company of any claim, amount or obligation owed to it by such Seller or any Related Person of such Seller;
(d)    any assumption or discharge of any debt, liability (actual or contingent) or obligation of such Seller or any Related Person of such Seller by any Group Company;
(e)    the payment, incurrence, and assumption of liability by any Group Company of, or agreement to pay, any Seller Transaction Costs (reduced by the amount that such Group Company has been reimbursed in respect of such Seller Transaction Costs by any Seller or any of their Related Persons) (which for the purposes of Clause 6 (Leakage) shall, to the extent not received by such Seller or any Related Person of such Seller, be deemed to be received by all Sellers in the proportions in which they receive the Share Consideration under this Agreement) which are in addition to or in excess of the Disclosed Seller Transaction Costs;

(f)    the payment by a Group Company of: (i) the Transaction Bonuses; (ii) any bonuses payable by the Group after the Locked Box-Date in respect its 2020 financial year end performance targets achieved before the Locked-Box Date in excess of the Annual Performance Bonuses; and (iii) any bonus payable by the Group after the Locked Box-Date to the Group’s chief executive officer in excess of the Chief Executive Bonus, which, in the case of the amounts of any excess Annual Performance Bonus that is not received by such Seller or any of its Related Persons, for the purposes of Clause 6 (Leakage) shall be deemed to be received by all Sellers in the proportions in which they receive the Share Consideration under this Agreement;
(g)    premiums and all other costs and expenses payable in relation to the Run-Off Policy in excess of the amount equal to 250% of the amount per annum paid by the Group Companies with respect to the Existing D&O Policy in respect of the financial year ended 31 December 2020 (which for the purposes of Clause 6 (Leakage) shall be deemed to be received by all Sellers in the proportions in which they receive the Share Consideration under this Agreement);
(h)    any guarantee, indemnity or Encumbrance created over any asset, rights or other interest of any Group Company provided by any Group Company in respect of the obligations of such Seller or any of its Related Persons or for the benefit of such Seller or any of its Related Persons;
(i)    any agreement or arrangement (whether conditional or otherwise) made or entered into by any Group Company to do or give effect to any matter referred to in (a) to (h) above which results in the payment of or benefit from a Leakage Amount in relation to a Seller or any Related Person of such Seller for any of the matters referred to in (a) to (h) above whether before or after Completion; and
(j)    any Tax paid or incurred by or on behalf of any Group Company solely as a result of any of the matters set out in limbs (a) to (i) (inclusive) above to the extent that the same is not included in limbs (a) to (i) (inclusive) above and is not collected by a Group Company by way of deduction or withholding, other than in each case any Permitted Leakage and net of: (i) any amount in respect of VAT which is recoverable as input tax by a Group Company and (ii) any Relief that arises in connection with (a) to (j) (inclusive) above and which can reasonably be expected to actually reduce the Tax paid or payable by (or give rise to a repayment in respect of Tax to) a Group Company in respect of an accounting period of such Group Company: current at Completion; or immediately subsequent to such accounting period;
“Leakage Amount” means any Leakage that is notified by the Purchaser under Clause 6.2 (i) to which the relevant Seller agrees that such Leakage has occurred in respect of itself and the amount of such Leakage; or (ii) which is otherwise determined by the Lead Institutional Seller to be Leakage that is deemed to be received by all Sellers in accordance with this Agreement;
“Locked-Box Accounts” means the consolidated balance sheet of the Group as at the Locked-Box Date;
“Locked-Box Date” means 28 March 2021;
“Management Representative” has the meaning given to it in Clause 24.1;

“Management Shares” means the Shares held by the Management Sellers at the date of this Agreement, as detailed in the Allocation Side Letters for such Management Sellers;
“Management Warranty Deed” means the deed of warranties dated on the date of this Agreement and duly executed by the Warrantors and the Purchaser;
“Net Hospitality Grant (Rent) Repayment” means 81% of the Hospitality Grant (Rent) Repayment;
“Non-defaulting Party” has the meaning given in Clause 5.4;
“Payments Administration Letter” means the payments administration letter to be entered into on the date of this Agreement between the Company and the Management Representative setting out the terms on which the Company will administer the transfers for the payment of the Share Consideration and Deferred Payment to certain of the Management Sellers and the payment of the Disclosed Seller Transaction Costs (and other Seller Transaction Costs) pursuant to this Agreement;
“Permitted Actions” means the permitted actions set forth in Part 2 of Schedule 2;
“Permitted Leakage” means any of the following or an agreement to do any of the following:
(a)    any item otherwise constituting Leakage if and to the extent that provision, reserve or allowance has been made for it as a debt item or as a debt-like item in the EV to Equity Bridge;
(b)    payment of the Disclosed Seller Transaction Costs;
(c)    payment of any amount specifically accrued, reserved or provided for in the Accounts up to the amount so accrued, reserved or provided for;
(d)    any payment or accrual in the ordinary course of a salary, bonus, pension contributions, life assurance payments, medical insurance, car allowances, other emoluments or benefits, expenses (or reimbursement of expenses) and holiday pay accrued and due to (i) any directors or officers of any Group Company appointed by an Institutional Seller or its Related Persons up to an aggregate amount of £50,000 (prior to any deduction or withholding on account of Tax), or (ii) any Management Seller in his or her capacity as a director, officer or employee of any Group Company by virtue of their employment, consultancy or directorship and in accordance with the terms of the employment, consultancy or services agreement of such Management Seller as such terms are disclosed to the Purchaser in the Data Room and not arising in connection with the sale of Shares and, in each case:
(i)    excluding any Transaction Bonuses; and
(ii)    provided that the Annual Performance Bonuses and the Chief Executive Bonus do not exceed the amounts set out in respect thereof in the EV to Equity Bridge or are otherwise specifically provided for in the Locked Box Accounts;
(e)    premiums payable in relation to:
(i)    directors’ and officers’ liability insurance up to an aggregate amount of £30,000 plus insurance premium taxes; and

(ii)    the Run-Off Policy up to an amount equal to 250% of the premium per annum paid by the Group Companies with respect to the Existing D&O Policy in respect of the financial year ended 31 December 2020;
(f)    any payment reasonably identifiable and provided for, disclosed, accrued or required pursuant to the Transaction Documents (other than the Disclosure Letter) (including any Permitted Actions);
(g)    any matter undertaken (i) at the written request or (ii) to the extent specifically categorised as “Permitted Leakage” with the written consent of the Purchaser or any member of the Purchaser Group, provided that any payment under or in connection with any agreement entered into by any Group Company prior to Completion (including any payment due as a result of a termination of such agreement) that constitutes Leakage and is not otherwise Permitted Leakage under (a) to (f) above shall not constitute "Permitted Leakage" notwithstanding this paragraph (g);
(h)    the agreement or commitment (whether conditional or not) by any member of the Group to do any of the things set out in (a) to (g) above; and
(i)    the payment of any Tax incurred or paid by a member of the Group as a result of the occurrence of any of those matters set out in (a) to (h) above;
“Pinsent Masons” has the meaning given in Clause 29.1;
“Proposed Transaction” means the acquisition by the Purchaser of the Shares pursuant to this Agreement and the other Transaction Documents;
“Purchaser Group” means the Purchaser and each of its Related Persons from time to time (including, for these purposes with effect from Completion, each Group Company);
“Related Persons” means:
(a)    in the case of a person that is an undertaking, any Affiliate thereof, in each case from time to time;
(b)    in the case of a person who is an individual, (i) any spouse, domestic partner and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor, and (ii) any undertaking Controlled by such individual or one or more persons described in (i) above;
(c)    in the case of a limited partnership, any nominee or trustee of the limited partnership, the partners in that limited partnership or their nominees, any investment manager or investment adviser to the limited partnership, any parent undertaking or subsidiary undertaking of that investment manager or investment adviser and any other investment fund managed or advised by any such person and/or any investor in any fund that directly or indirectly holds interests in the limited partnership; and
(d)    in the case of the Purchaser, its Affiliates and subsidiary and associated undertakings from time to time;
“Relevant Affiliates” means:
(a)    in the case of the Lead Institutional Seller, Catterton Management Company, L.L.C. and CGP2 International AIV, L.P.; and

(b)    in the case of Wittington Investments Limited, Wittington Investments Limited;
“Relief” includes, unless the context otherwise requires, any loss, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax (including any refund, repayment, supplement, fee or interest in respect of Tax) and any reference to the use or set off of Relief shall be construed accordingly and shall include use or set off in part;
“Representatives” means, with respect to any person, the officers, directors, principals, employees, agents, auditors, legal and accounting advisers, bankers and other representatives of such person;
“Respondent Party” has the meaning given in Clause 27.2;
“Response Period” has the meaning given in Clause 4.2;
“Restricted Area” means any country in which any Group Company carried on its business in the year preceding Completion (which shall, for the avoidance of doubt include the United Kingdom, the United States of America, the Republic of Ireland and Hong Kong), or the following jurisdictions in which the Group planned to enter into prior to Completion: Singapore, the People's Republic of China and Macau;
“Restricted Period” means: (a) in respect of the Covenantors, 24 months from the date of Completion, save that if a Covenantor is dismissed (or constructively dismissed) other than in circumstances justifying a summary dismissal pursuant to the relevant service agreement from his or her position as a Senior Employee of any member of the Group, the relevant period in respect of such Covenantor shall be 18 months from the date of Completion; and (b) in respect of the Founders, 36 months from the date of Completion;
“Restricted Person” has the meaning given in Clause 15.3;
"Run Off Policy" has the meaning given in Clause 8.4;
“Seller Claim” means any claim, proceeding, suit or action against a Seller or any of its Related Persons in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement;
“Seller Transaction Costs” means any professional fees, expenses or other costs paid, incurred or owing directly in connection with the Proposed Transaction by any Group Company, in each case;
“Sellers” means the Institutional Sellers and the Management Sellers;
“Senior Employee” means any person who is employed or engaged by any Group Company, with a gross basic annual salary of more than £100,000 or equivalent on the Completion Date;
“SHA Termination Deed” means the deed of termination in the agreed form relating to the Shareholders’ Agreement;
“Share Consideration” has the meaning given in Clause 3.1;
“Shareholders’ Agreement” means the investment and shareholders’ agreement relating to the Company dated 10 December 2014 between the Company, Institutional Investors and the Management Sellers that are party thereto;

“Shares” means the A1 Shares, the A2 Shares, the B1 Shares, the B2 Shares, the C1 Shares, the C2 Shares, the C3 Shares, the D1 Shares and the D2 Shares, which together comprise the entire issued share capital of the Company;
“Subsidiary” means a direct or indirect subsidiary undertaking of the Company as at the date hereof and “Subsidiaries” means all such subsidiary undertakings;
“Surviving Provisions” means this Clause 1 (Definitions and Interpretation) and Clauses 18 (Entire Agreement) to 28 (Legal Representation) (inclusive);
“Tax” or “Taxation” means all forms of taxation, whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines, costs and interest relating thereto;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“Tax Leakage” has the meaning given in Clause 6.7;
“Tax Warranty Claim” has the meaning given to such term in the Management Warranty Deed;
“Third Party” has the meaning given in Clause 28.1;
“Transaction Bonuses” means any bonuses, fees, or other sums, or grant of any benefits, to or for the benefit of any of the Sellers, a Related Party of a Seller, or any employee, director or officer of a Group Company, or any person whose services are made available (as a consultant or otherwise) to, a Group Company, paid or payable by a Group Company in connection with the transactions contemplated by the Transaction Documents;
“Transaction Documents” means this Agreement, the Management Warranty Deed, the Disclosure Letter, the Allocation Side Letters, the Payments Administration Letter and any other document to be executed pursuant to or otherwise in connection with any of the foregoing;
“VAT” means value added tax charged in accordance with the provisions of the VATA and any Tax of a similar nature, whether imposed in the United Kingdom, the United States of America or elsewhere;
“VATA” means the Value Added Tax Act 1994;
“W&I Insurers” means Travelers 2021 M&A Consortium (Registered Consortium No. 9841 led by Travelers Syndicate 5000 at Lloyd’s as the “Underwriters” as defined in and under the W&I Policy;
“W&I Policy” means the buy-side warranty and indemnity insurance policy dated on or around the date of this Agreement and entered into with the W&I Insurers in favour of the Purchaser, relating to the Sellers’ warranties in Clause 7 and the warranties given by the Warrantors under the Management Warranty Deed;

“Warrantors” means certain of the Management Sellers that are identified as “Warrantors” in the Management Warranty Deed; and
“Working Hours” means 9.00 a.m. to 6.00 p.m. on a Business Day.
1.2    In this Agreement unless otherwise specified, reference to:
(a)    a document in the “agreed form” is a reference to that document in the form agreed between the Purchaser, the Lead Institutional Seller and the Management Representative (acting on behalf of the Management Sellers) and identified as such by them or on their behalf by their respective legal counsel by email prior to signing (together with any such amendments or modifications as may subsequently be agreed by the Purchaser, the Lead Institutional Seller and the Management Representative (where a Management Seller is a party) and any other third party thereto);
(b)    “includes” and “including” shall mean including, without limitation;
(c)    general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;
(d)    a “party” means a party to this Agreement and includes its permitted assignees (if any) and, in the case of an individual, his estate and personal representatives;
(e)    a "person" includes any individual, firm, company, corporation, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity) or any undertaking, in each case whether or not having a separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated, registered or exists;
(f)    a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended, modified or re-enacted before the date of this Agreement;
(g)    “Clauses”, “Paragraphs” or “Schedules” are to Clauses and Paragraphs of and Schedules to this Agreement;
(h)    something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard-copy form, including words transmitted by email but excluding any other form of electronic or digital communication;
(i)    a “company” includes any corporation or other body corporate, wherever and however incorporated or established;
(j)    a “body corporate” shall have the meaning given in section 1173 of the Companies Act 2006;
(k)    a “subsidiary” shall have the meaning given in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security;

(l)    an “undertaking” shall have the meaning given in section 1161 of the Companies Act 2006 and any reference to a "parent company" or a "subsidiary undertaking" means respectively a "parent company" or "subsidiary undertaking" as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security;
(m)    "£" or "sterling" are references to the lawful currency from time to time of the United Kingdom;
(n)    any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
(o)    words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and
(p)    the time of day is reference to London time.
1.3    The Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules.
1.4    The index to and the headings in this Agreement are for information only and are to be ignored in construing it.
1.5    The obligations of each Seller under this Agreement are entered into individually by that Seller on its own behalf and are made severally and separate from any obligation entered into by any other Seller. No claim may be made against any Seller in respect of any breach of this Agreement by any other Seller.
2.    SALE AND PURCHASE
2.1    On and subject to the terms of this Agreement, on Completion:
(a)    each Institutional Seller shall sell (or procure the sale of) and the Purchaser shall purchase the full legal and beneficial interest in that number and class of the Institutional Shares set out opposite its name in column (4) of Part 1 of Schedule 1 in respect of such Institutional Seller; and
(b)    each Management Seller shall sell (or procure the sale of) and the Purchaser shall purchase the full legal and beneficial interest in that number and class of Management Shares held by such Management Seller as set forth in the Allocation Side Letter in respect of such Management Seller, in each case including all accrued rights attached to such Shares and free from all Encumbrances.
2.2    Each Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon such Seller or any other person which may exist in relation to its Shares under the Constitutional Documents of the Company or otherwise.

2.3    Neither the Purchaser nor the Sellers shall be obliged to complete the sale, purchase and transfer of the Shares, unless the sale, purchase and transfer of all of the Shares is completed simultaneously in accordance with the terms and conditions of this Agreement.
3.    SHARE CONSIDERATION AND DEFERRED PAYMENT
3.1    Subject to Clauses 3.4, 5.5 and 5.6, the aggregate consideration payable by the Purchaser for the Shares shall be equal to an amount of £294,201,749.49 (the “Share Consideration”) plus the Deferred Payment. The amounts payable with respect to the Share Consideration to (i) each Institutional Seller for its Institutional Shares shall be as individually set out in the Completion Schedule and (ii) each Management Seller for its Management Shares shall be as set out in his or her Allocation Side Letter.
3.2    The Share Consideration and Deferred Payment shall be satisfied by the Purchaser as follows:
(a)    by the payment of the Share Consideration to the Sellers in cash upon Completion in accordance with Clause 5.2; and
(b)    subject always to Clause 8.8, by the payment of the Deferred Payment to the Sellers in cash on the Deferred Payment Date.
The Share Consideration shall be fixed and not subject to any adjustments (other than in respect of (i) the Cumulative Daily Amount pursuant to Clause 5.5 and (ii) as provided in Clause 5.6 or in accordance with Clause 6).
3.3    It is acknowledged that the Completion Schedule sets out:
(a)    the Share Consideration payable on Completion (including the details of the allocations between each Seller for each class of share held);
(b)    details of the bank account(s) to which the Share Consideration in respect of the Institutional Shares shall be paid on Completion and if more than one payment, the amount of each;
(c)    details of the bank account(s) to which the Share Consideration in respect of the Management Shares shall be paid on Completion and if more than one payment, the amount of each; and
(d)    details of the Disclosed Seller Transaction Costs (specifying which amount(s) have been paid (or will be) paid or and which amounts will remain unpaid immediately prior to Completion and including all appropriate details including currency, identity of payee and payee account details for unpaid Disclosed Seller Transaction Costs).
3.4    Any payment made by one or more of the Sellers to the Purchaser under this Agreement or the Management Warranty Deed shall so far as legally possible adjust the Share Consideration and Deferred Payment (if any), and the portion thereof payable to any such Sellers.
3.5    For the avoidance of doubt, nothing in this Agreement shall prevent the Purchaser from making any election under Section 338(g) of the United States Internal Revenue Code of 1986, as amended, with respect to the Company and any non-U.S. Subsidiaries in connection with the transactions contemplated under this Agreement. The Purchaser shall not make any election pursuant to Section 338 of the United States Internal Revenue Code of 1986, as amended, with respect to any Subsidiary that is formed in the United States or a subdivision thereof.

4.    PERIOD TO COMPLETION
4.1    Except as otherwise agreed with the Purchaser (such agreement to not be unreasonably withheld, conditioned or delayed) in writing, between the date of this Agreement and Completion, each Seller shall exercise its voting rights as are vested in it from time to time as a shareholder of the Company and other powers of control available to it in relation to the Group (insofar as it is lawfully able and does not require a director to be in breach of fiduciary duty to any member of the Group and which, in the case of each Institutional Seller, shall mean exercising the voting rights as are vested in it from time to time as a shareholder of the Company) to procure that the business of each Group Company is carried on in all material respects only in the ordinary course in a manner consistent with the operation of its business immediately prior to the date of this Agreement, and shall comply with the obligations set out in Part 1 of Schedule 2, except, in each case: (i) for any Permitted Actions, or (ii) is necessary to give effect to the transactions contemplated by the Transaction Documents, or (iii) where the Purchaser has consented (or is deemed to have consented) to the relevant action and measure in accordance with Clause 4.2 (such consent to not be unreasonably withheld, conditioned or delayed).
4.2    If the Purchaser’s consent is required pursuant to Clause 4.1, the Lead Institutional Seller shall cause the Company to request the Purchaser’s consent by sending an email to Kyle.Hanson@wwwinc.com, in which the Company sets out full details of the matter requiring consent and a specific date as a deadline for receipt of a response, which shall be no earlier than 72 hours following the date of the email from the Company (provided that the sender does not receive an automated notice of non-delivery) (the “Response Period”). If the Company does not receive a response within the Response Period, the Purchaser shall be deemed to have refused its consent to the relevant matter.
5.    COMPLETION
5.1    Completion shall take place electronically on 2 August 2021, or on such other date as may be agreed between the Lead Institutional Seller and the Purchaser in writing (such date being, the “Completion Date”).
5.2    At Completion, each of the Sellers and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Schedule 3. To the extent not paid at or before Completion, the Purchaser shall procure that all Disclosed Seller Transaction Costs and any other Seller Transaction Costs notified in a Deferred Completion Schedule served under Clause 5.4(a) or Clause 5.5 (together with any VAT thereon to the extent not already taken into account in the calculation of such Disclosed Seller Transaction Costs or other Seller Transaction Costs) shall be promptly settled by the Group on or within three (3) Business Days after Completion.
5.3    The Sellers shall not be obliged to complete the sale and transfer of the Shares unless and until the Purchaser has complied in full with its obligations in Clause 5.2.
5.4    If a Seller or the Purchaser (a “Defaulting Party”) fails to comply with any obligation specified in Schedule 3, the Purchaser (if the Defaulting Party is a Seller) or an Institutional Seller (if the Purchaser or another Seller is the Defaulting Party) shall be the “Non-defaulting Party” and entitled by written notice to the Defaulting Party (with a copy to the Institutional Sellers and the Management Representative):
(a)    to defer Completion for a period of up to ten (10) Business Days (in which case the provisions of this Clause 5 shall apply to Completion and the Completion Date as so deferred and the Lead Institutional Seller may deliver to the Purchaser a Deferred

Completion Schedule not less than five (5) Business Days before the deferred Completion Date);
(b)    to require all parties to effect Completion so far as practicable having regard to the defaults that have occurred; or
(c)    subject to: (i) Completion having first been deferred at least once under Clause 5.4(a), (ii) the other provisions of this Clause 5.4, and (iii) Clause 21.4, to terminate this Agreement by notice in writing to the Institutional Sellers and the Management Representative (if the Purchaser is the Non-defaulting Party) or the Purchaser, the other Institutional Seller and the Management Representative (if the Purchaser is the Defaulting Party),
in each case with the Surviving Provisions continuing to remain in force and without prejudice to the Non-defaulting Party’s rights under this Agreement (including the right to claim damages) or otherwise.
5.5    Where the Completion Date is deferred to any later date in accordance with Clause 5.1 or Clause 5.4(a), the Share Consideration payable upon Completion shall be increased by an amount equal to £10,854 per day in the period from (and excluding) 2 August 2021 to (and including) the date of Completion (the “Cumulative Daily Amount”) and the Lead Institutional Seller may deliver a Deferred Completion Schedule to the Purchaser not less than five (5) Business Days before the deferred Completion Date detailing the updated allocation of the updated Share Consideration between each of the Sellers.
5.6    Where a Deferred Completion Schedule includes a Leakage Amount (including in respect of any additional Seller Transaction Costs in excess of the Disclosed Seller Transaction Costs) the amount of the Share Consideration payable to a Seller shall be reduced (without double-counting) by the aggregate of (the "Deductible Leakage Amount"): (a) the Leakage Amount that relates to such Seller, if any, where such Leakage Amount is received or benefited from by such particular Seller only (as set out in the Deferred Completion Schedule) and (b) such Seller's relevant proportion of any amount that has been notified in writing to the Purchaser by the Lead Institutional Seller on behalf of all Sellers where such Leakage Amount is deemed received by all Sellers in accordance with this Agreement. The reduction of the Share Consideration payable to a Seller by the Deductible Leakage Amount shall discharge the relevant Seller’s obligation to make payment of such Leakage Amount under Clause 6 (Leakage). Each Seller agrees that any Deductible Leakage Amount may be reflected in the Deferred Completion Schedule and any such Deductible Leakage Amount notified in a Deferred Completion Schedule in accordance with this Clause 5.6 shall be deducted from the Share Consideration that would otherwise be payable to such Seller under Clause 3.2.
6.    LEAKAGE
6.1    Each Seller severally covenants, warrants and undertakes to the Purchaser that in relation to it or its Related Persons: (i) during the period commencing on the Locked-Box Date up to and including the date hereof there has been no Leakage and (ii) during the period commencing on the date hereof up to and including the date of Completion, no Leakage will occur, provided in each case that no Seller shall have any liability to the Purchaser under this Clause 6 if Completion does not occur.
6.2    Subject to Clause 5.6 and to the remainder of this Clause 6, if a Seller and/or any of its Related Persons: (i) has received or benefitted from any Leakage in the period following (but excluding) the Locked-Box Date to (and including) the date hereof; and/or (ii) receives and/or benefits from any Leakage in the period following (but excluding) the date hereof and up to (and including) the Completion Date, the relevant Seller (provided Completion occurs)

covenants to pay to the Purchaser upon written demand from the Purchaser in accordance with Clause 6.3, an amount in cash equal to the amount or value of any Leakage received (or deemed to have been received in accordance with the definition of Leakage) by it and/or by any of its Related Persons and/or in respect of which it and/or any of its Related Persons has actually benefitted.
6.3    No Seller shall be liable to make a payment under this Clause 6 unless the Purchaser has notified such Seller (as the case may be) in writing of the occurrence of the Leakage to which any such payment relates, stating in reasonable detail and including all reasonably available supporting material the nature of such Leakage and, if practicable, the amount claimed, on or before the date falling six (6) months after the Completion Date.
6.4    No liability shall attach to any Seller in relation to an amount of Leakage to the extent that such Leakage has been recovered by the Purchaser or any of member of the Purchaser Group (including for these purposes, the Group) from another party to this Agreement and/or pursuant to the Management Warranty Deed, and accordingly the Purchaser may only recover once in respect of any particular item of Leakage. Nothing herein shall require the Purchaser to bring any other claim in respect of any particular item of Leakage before bringing a claim against the Sellers for Leakage under this Clause 6.
6.5    Notwithstanding anything to the contrary in this Agreement, no transaction undertaken on an arms' length basis and in the ordinary course of business consistent with past practice between (x) any Group Company, on the one hand, and (y) (i) any other portfolio company of any Institutional Seller or its Related Persons, or (ii) any direct or indirect investor in any fund managed or advised by any member of an Institutional Seller's Group or any of their respective Related Persons, on the other hand, shall be deemed to constitute Leakage.
6.6    The aggregate maximum liability of a Seller under this Clause 6 shall not in any circumstances exceed the amount of Leakage received or benefited from by such Seller and its Related Persons (without double counting).
6.7    For the purposes of this Clause 6, any Leakage falling within limb (j) of that definition (“Tax Leakage”) shall be deemed to be received by the Seller which received or benefitted from (or is deemed to have received or benefitted from) the Leakage to which such Tax Leakage relates.
7.    SELLER WARRANTIES
7.1    Each Institutional Seller warrants to the Purchaser on the date of this Agreement and as at the Completion Date that:
(a)    it is the sole legal and beneficial owner of the Institutional Shares set forth opposite its name in column (4) of Part 1 of Schedule 1, such Institutional Shares are fully paid or credited as fully paid, and is entitled to transfer or procure the transfer of the legal and beneficial ownership of the Institutional Shares to the Purchaser on the terms set out in this Agreement;
(b)    save for any Encumbrances that will be discharged upon Completion, there is no Encumbrance affecting any of the Institutional Shares held by it;
(c)    it is a private limited company or limited partnership as indicated in column (1) of Part 1 of Schedule 1 incorporated (if a company) or established (if a limited partnership) and validly existing under the laws of its jurisdiction of incorporation or formation;

(d)    it has the necessary power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party, which (when executed) constitute valid, binding and enforceable obligations of such Institutional Seller in accordance with their respective terms; and
(e)    no order has been made, petition presented or resolution passed for its winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.
7.2    Each Management Seller severally warrants to the Purchaser in respect of itself and its Management Shares only, on the date of this Agreement and as at the Completion Date that:
(a)    such Management Seller is the sole legal and beneficial owner of the Management Shares set forth in the Allocation Side Letter in respect of such Management Seller, such Management Shares are fully paid or credited as fully paid, and such Management Seller is entitled to transfer or procure the transfer of the legal and beneficial ownership of such Management Shares to the Purchaser on the terms set out in the Transaction Documents;
(b)    save for any Encumbrances that will be discharged upon Completion, there is no Encumbrance affecting any of the Management Shares held by such Management Seller;
(c)    such Management Seller has the capacity to enter into and perform its obligations under each of the Transaction Documents to which such Management Seller is a party, which (when executed) constitute valid, binding and enforceable obligations of the Management Seller in accordance with their respective terms; and
(d)    such Management Seller is not bankrupt, or unable to pay its debts within the meaning of any laws relating to bankruptcy applying to such Management Seller, and such Management Seller has not entered into a composition or arrangement with or for the benefit of his/her creditors.
8.    PURCHASER WARRANTIES AND UNDERTAKINGS
8.1    The Purchaser and the Guarantor each severally warrants to each of the Sellers in respect of itself only that as at the date of this Agreement and as at the Completion Date:
(a)    it is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;
(b)    it has the necessary power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party, which (when executed) constitute valid and legally binding obligations of it in accordance with their respective terms;
(c)    the execution and delivery of each Transaction Document and the completion of the transactions contemplated thereby have, where required, been duly and validly authorised by it and no other proceedings or actions on its part are required to authorise any Transaction Document or to complete the Proposed Transaction;
(d)    its obligations under each Transaction Document and the completion of the Proposed Transaction are enforceable in accordance with their respective terms;

(e)    the execution and delivery of, and the performance by it of its obligations under each Transaction Document and as contemplated herein will not require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);
(f)    no order has been made, petition presented or resolution passed for its winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction; and
(g)    it has obtained or satisfied all corporate, regulatory and other approvals and any other conditions necessary to execute and perform its obligations under this Agreement and the Transaction Documents.
8.2    The Purchaser acknowledges and agrees that, in the absence of fraud of the relevant person against whom a claim could otherwise be made, the Purchaser has no rights against and may not make any claim against any director, officer, employee, agent, consultant, representative or (except to the extent such adviser has entered into a reliance letter with the Purchaser) adviser of a Seller or any of its Related Persons on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this Clause 8.2 under the Contracts (Rights of Third Parties) Act 1999.
8.3    The Purchaser acknowledges and agrees that:
(a)    it has performed, with the assistance of professional advisers, a due diligence investigation with respect to the Shares, the Group Companies and the Group’s business (the “Due Diligence Investigation”);
(b)    the Due Diligence Investigation formed the basis on which the Purchaser has decided to enter into this Agreement on the terms set out herein;
(c)    for the purposes of the Due Diligence Investigation, the Purchaser has had (and its advisers have had) the opportunity to review information made available to the Purchaser and its advisers, including:
(i)    access to the Information Memorandum, the Due Diligence Reports and the Data Room;
(ii)    the opportunity to submit questions and to receive answers from the Sellers and the Group; and
(iii)    access to senior management of the Company (including management presentations and interviews).
8.4    For a period of six (6) years from the Completion Date, the Purchaser will cause the Company to maintain in effect directors’ and officers’ liability insurance ("Run-Off Policy") covering those persons who are currently covered by a Group Company’s directors’ and officers’ liability insurance policies (the "Existing D&O Policy") on terms not materially less favourable than the terms of the insurance coverage for the fiscal year ended 31 December 2020.

8.5    The Purchaser acknowledges that the Sellers and their Related Persons may need access from time to time after Completion to certain accounting, tax and other records and information held by the members of the Group to the extent such records and information pertain to events occurring prior to Completion for the purpose of:
(a)    filing its tax returns or dealing with the relevant Tax Authority in respect of such returns; or
(b)    complying with applicable laws,
and, accordingly, the Purchaser agrees that it shall and shall cause the Group to following Completion:
(i)    retain and maintain such records until the earlier of the date that is seven (7) years after Completion and such time as the Lead Institutional Seller agrees that such retention and maintenance is no longer necessary; and
(ii)    allow the Institutional Sellers and the Management Representative and their respective officers, employees, agents, auditors and representatives (at the expense of the relevant Seller) at such Seller’s cost to:
(i)    inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and
(ii)    have reasonable access to any employee, officer, or premises of any of the Group Companies (within five (5) Business Days of a request for such access) during Working Hours.
8.6    The Purchaser shall procure that with effect from Completion, the Group Companies shall not hold themselves out as being part of, or otherwise connected or associated with, any Institutional Seller Group.
8.7    As soon as is reasonably practicable following Completion, the Purchaser shall submit the stock transfer form in respect of the Shares for stamping and pay the requisite stamp duty due to HMRC, shall update the register of members of the Company to reflect the Purchaser as the legal owner of the Shares after receipt of the stamped stock transfer from HMRC, and shall notify the Lead Institutional Sellers that such registers of members has been so updated.
8.8    Hospitality Grant (Rent) Repayment
(a)    From Completion until and including 29 September 2021, the Purchaser shall procure that each relevant Group Company uses its reasonable endeavours (at the direction and control of Julia Straus and Mark Smith) to repay the Hospitality Grant (Rent) Repayment to the relevant council in the ordinary course of business but need not take or institute legal proceedings to finally resolve or determine with the council the repayment of any Hospitality Grant (Rent) Repayment (or any part of them).
(b)    If, before the Deferred Payment Date, any Group Company receives the return of any monies from a council in respect of the Hospitality Grant (Rent) Repayment or a Group Company has failed to agree with the relevant council the manner by which such Group Company may finally resolve or settle the Hospitality Grant (Rent) Repayment, the Purchaser shall pay an amount equal to the Deferred Payment to the Sellers on the Deferred Payment Date, such amounts to be paid to the Sellers in proportion to their holding of Shares immediately prior to Completion (pari passu in accordance with the number of such Shares held as if the same constituted one class of share).
(c)    The Purchaser shall not (and shall procure that none of the Group Companies shall) (i) waive the whole or any part of any entitlement to retain the Hospitality Grant (Rent) Repayment unless in full satisfaction to a council of a matching liability or obligation owed to such council incurred before Completion or (ii) release any person from an obligation to pay the whole or any part of any Hospitality Grant (Rent) Repayment where such person is jointly liable with a Group Company during the period following Completion up to the Deferred Payment Date.
8.9    Coronavirus Job Retention Scheme
From Completion, the Purchaser shall procure that each relevant Group Company repays the CJRS Amount received under the UK's Coronavirus Job Retention Scheme (or equivalent schemes in the United Kingdom) to the extent such amount has not been paid or repaid prior to or on Completion.
8.10    US Employee Retention Credit
From Completion, the Purchaser shall procure that each relevant Group Company shall take all steps as may be necessary to divest the relevant Group Company of the benefit of the U.S. Employee Retention Credit received by such Group Company. Such steps shall include, but not be limited to, filing amended payroll tax returns with the U.S. Internal Revenue Service (the “IRS”) and contacting the IRS to agree on the manner in which payment shall be made; provided that the Purchaser need not take or institute legal proceedings to finally resolve or determine with the IRS the repayment of any such repayment (or any part of them).
8.11    The Purchaser shall (and shall cause each relevant Group Company to) keep the Lead Institutional Seller informed of any progress (or lack of progress) made in respect of the repayment of the Hospitality Grant (Rent) Repayment, the repayment of the CJRS Amount, and the repayment of the Employee Retention Credit, and provide copies of documents reasonably requested by the Lead Institutional Seller with respect thereto, and shall notify (or cause the relevant Group Company to notify) the Lead Institutional Seller and the Management Representative promptly after any such repayments have been made.
9.    NO RESCISSION; LIMITATIONS ON RECOVERY
9.1    No party shall be entitled to rescind or, except under Clause 5.4(c), terminate this Agreement in any circumstances whatsoever (whether before or after Completion), whether for breach of contract or for negligent or innocent misrepresentation or otherwise.
9.2    The maximum aggregate liability of:
(a)    an Institutional Seller under or in connection with this Agreement in respect of all claims on any ground whatsoever (save in respect of any claim under Clause 6 (Leakage)) shall not exceed the sum of the Share Consideration paid to such Institutional Seller at Completion and the Deferred Payment paid to such Institutional Seller at the Deferred Payment Date pursuant to this Agreement; and
(b)    a Management Seller under or in connection with this Agreement in respect of all claims on any ground whatsoever (save in respect of any claim under Clause 6 (Leakage)) shall not exceed the sum of the Share Consideration set forth in the Allocation Side Letter in respect of such Management Seller and the Deferred Payment paid to such Management Seller at the Deferred Payment Date.

9.3    The Purchaser shall not be entitled to recover under any of the Transaction Documents or otherwise more than once in respect of the same liability, loss, cost, shortfall, damage, deficiency or amount for which the Purchaser would otherwise be entitled to claim and no amount (or part of any amount) shall be taken into account, set off or credited more than once under any of the Transaction Documents or otherwise, with the intent, in each case, that there will be no double counting under any of the Transaction Documents or otherwise.
9.4    The Purchaser agrees that the Sellers shall not have any liability in respect of the warranties under Clause 7 (Seller Warranties) to the extent that the Purchaser has a claim in respect of such breach under the W&I Policy and then, only up to the amount that the Purchaser is able to actually recover under the W&I Policy in respect of the breach leading to such Seller Claim, provided that this shall not prevent the Purchaser from serving a notice of such Seller Claim on the relevant Seller within the period specified in Clause 9.7.
9.5    For the purposes of the limit set out in Clause 9.2, the liability of a Seller shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) which are awarded against such Seller in connection with the satisfaction, settlement or determination of any such Seller Claim (but shall not include any costs, expenses and other liabilities incurred by such Seller in defending any such Seller Claim).
9.6    The Purchaser covenants with each Seller that:
(a)    the W&I Policy contains an express and irrevocable waiver by the W&I Insurer of any and all rights of subrogation which the W&I Insurers may otherwise have against any Seller, any Related Person of a Seller, the Group and their respective directors, officers and employees, save in the case of losses arising as a result of fraud by such Seller; and
(b)    it shall not agree to any amendment, variation or waiver of the W&I Policy (or do anything which has a similar effect) which has the effect of increasing the liability of the Sellers under this Agreement or the W&I Policy without the prior written consent of the Institutional Sellers and the Management Representative (in their absolute discretion).
9.7    No Seller shall be liable in respect of any Seller Claim unless written notice of such Seller Claim is given by the Purchaser to the Institutional Sellers and the Management Representative on or before the date falling:
(a)    in the case of a claim under Clause 6 for Leakage, within the time period provided in Clause 6.3;
(b)    in the case of a claim under Clause 15 (Restrictive Covenants), three (3) months after (and excluding) the date on which the relevant undertakings expire in accordance with this Agreement; and
(c)    in respect of all other Seller Claims, eighteen (18) months after (and excluding) the date of Completion, in each case, specifying, in such detail as is reasonably available to the Purchaser at the time, the legal and factual basis of the Seller Claim and, if reasonably practicable, the amount likely to be claimed.
9.8    Where a breach giving rise to a Seller Claim is capable of remedy, no Seller shall be liable in respect of such Seller Claim if the breach (including all reasonable and proper out-of-pocket costs actually incurred in investigating and pursuing the Seller Claim) is remedied within sixty (60) days after notice of the Seller Claim is given under Clause 9.7.
9.9    If notice of a Seller Claim is served by the Purchaser under Clause 9.7, no Seller shall be liable in respect of such Seller Claim (if such Seller Claim has not been satisfied or settled) unless legal proceedings in respect of such Seller Claim are both issued and served within six (6) months after (and excluding) the date on which notice is served on all applicable Sellers (or, in the case of a Seller Claim in respect of a contingent liability or where Clause 9.4 applies, six (6) months after (and excluding) the date on which the liability became actual or the claim under W&I Policy has been finally settled or determined.
9.10    Without prejudice to Clause 9.7, no Seller shall be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, provided that this Clause shall not operate to avoid a claim made in respect of a contingent liability within the applicable time limits specified in Clause 9.7 if the notice of that claim has been served before the expiry of the relevant period (even if that liability does not become an actual liability until after the expiry of that period).
9.11    No Seller shall be liable in respect of any Seller Claim to the extent that the Seller Claim arises, or is increased, as a result of any matter or thing done, or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or at the written request of the Purchaser or any of its Affiliates.
9.12    Notwithstanding anything to the contrary in the Transaction Documents, the Purchaser shall (and shall cause each Group Company to) take all reasonable steps to avoid or mitigate any loss or liability that may give rise to a Seller Claim.
9.13    No Seller shall be liable for any consequential losses, loss of profits or goodwill or damages calculated on a multiple valuation theory or any reputational, punitive or aggravated damages.
9.14    In assessing any damages or other amounts recoverable in respect of a Seller Claim, there shall be taken into account any corresponding savings by, or net benefit to, a Group Company or the Purchaser, including (but not limited to) any Tax benefit or any Relief which can reasonably be expected to actually reduce the Tax paid or payable by (or give rise to a repayment in respect of Tax to) a Group Company in respect of an accounting period of such Group Company: current at Completion (or, if later, current at the point in time when the Seller Claim arises); or immediately subsequent to such accounting period, and which would not have arisen but for the fact, matter or circumstance giving rise to the Seller Claim and, for those purposes, the amount of Tax which is reasonably expected to be so saved, repaid, credited, claimed or otherwise recovered by reason of such Tax benefit or Relief shall be the amount which is taken into account.
9.15    If any Seller has paid an amount in discharge of any Seller Claim, and the Purchaser or any Group Company recovers from a third party a sum that indemnifies or compensates the Purchaser or Group Company (in whole or in part) for the losses which are the subject matter of such Seller Claim, the Purchaser or the relevant Group Company shall pay to the applicable Seller as soon as practicable after receipt of such sum an amount equal to:
(a)    the sum recovered from the third party less any costs and expenses reasonably and properly incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any Relief available in respect of any matter giving rise to the Seller Claim (and if such amount relates to more than one Seller, such amount shall be split on a pro rata basis between the Sellers to the extent of the payment made to discharge such Seller Claim); or

(b)    if less, the amount previously paid by such Seller to the Purchaser less any Taxation attributable to it.
9.16    From and after Completion, the Purchaser shall indemnify (on an after-Tax basis) and hold harmless the Institutional Sellers and each of their Affiliates from and against any and all Tax liability to the extent resulting from a failure of any Group Company to satisfy in full any Tax liability of a Group Company arising after Completion which is then assessed on an Institutional Seller or any of its Affiliates (together with all interest, penalties and reasonable costs and expenses properly incurred by the relevant Institutional Seller or its Affiliates in connection therewith).
9.17    The Purchaser acknowledges that the information contained in the Information Memorandum and other information contained in the Data Room or otherwise provided or made available to the Purchaser, the Purchaser’s Group or any of their respective advisers, brokers, agents, consultants and/or representatives was provided to it on the basis that neither the Sellers nor any of their respective advisers makes any representation or warranty as to the accuracy or completeness of such information or accepts any duty of care to the Purchaser in respect of the provision of such information.
9.18    The Purchaser acknowledges that no Seller shall be liable in respect of a Seller Claim arising out of or in connection with a breach of Clause 7 (Seller Warranties) if the Purchaser has knowledge of the Seller Claim prior to or on the date of this Agreement. For the purposes of this Clause, Purchaser's knowledge means the actual knowledge of Jim Zwiers, Kyle Hanson and Ileana McAlary following due and reasonable enquiry of the Purchaser’s professional advisers and legal representatives in relation to the Proposed Transaction.
9.19    Without prejudice to the rights and obligations under the Transaction Documents, any directors’ and officers’ liability insurance, the Existing D&O Policy and/or the Run-Off Policy:
(a)    save in respect of the obligations or liabilities owed to a Management Seller in his or her capacity as an employee, officer and/or director of a Group Company (each of which are expressly excluded from this release and waiver), each Seller covenants with the Purchaser that with effect from Completion he, she or it shall, and the Institutional Sellers shall ensure that each of its Relevant Affiliates shall, irrevocably release and discharge each member of the Group, officer, employee or director (except for any director appointed by such Seller) from any and all liabilities owed to that Seller or its Relevant Affiliates and each Seller irrevocably waives, and the Institutional Sellers shall procure that each of its Relevant Affiliates shall irrevocably waive, any and all claims (in the absence of fraud) it has or may have against a member of the Group or any of its officers, employees or directors;
(b)    each Affirming Management Seller confirms that as at the date of this Agreement (other than any claim in respect of accrued salary, benefits and/or bonus) he/she has no grounds to bring a claim against any Group Company; and
(c)    each Covenantor and each Founder confirms that as at the date of this Agreement, so far as such Covenantor or Founder (as the case may be) is actually aware: (i) none of his or her Related Persons has a claim against any Group Company; and (ii) no Management Seller (who is not a Covenantor or a Founder), nor its Related Persons has any claim against any Group Company (other than, in each case, any claim in respect of accrued salary, benefits and/or bonus).
9.20    Without prejudice to the rights and obligations under the Transaction Documents, any directors’ and officers’ liability insurance, the Existing D&O Policy and the Run-Off Policy

(each of which are expressly excluded from this release and waiver), the Purchaser covenants with the Sellers that with effect from Completion (save in respect of the obligations or liabilities owed by a Management Seller in his or her capacity as an employee, officer and/or director of a Group Company) the Purchaser shall ensure that each member of the Group shall irrevocably release and discharge each Seller and the Institutional Seller’s Relevant Affiliates (and any director appointed by such Seller) from any and all liabilities owed to any member of the Group and the Purchaser shall procure that each member of the Group shall irrevocably waive, any and all claims (in the absence of fraud) it has or may have against a Seller and the Institutional Seller’s Relevant Affiliates (and any director appointed by a Seller).
9.21    In the event of any conflict or inconsistency between this Clause 9 and any other provisions of this Agreement, this Clause 9 shall prevail.
10.    ASSIGNMENT
10.1    Except as provided in this Clause 10 or unless the Lead Institutional Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor shall such person grant, declare, create or dispose of any right or interest in any of them. Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of this Clause 10 shall be void and ineffective. No consent or approval of the Management Sellers shall be required to any assignment or otherwise of any rights under this Agreement.
10.2    The Purchaser may assign by way of security and/or charge all or any of its rights under this Agreement to its financial lenders or banks or any member of their groups (including funds) or any facility agent or security agent or trustee acting on their behalf as security for the obligations owed by any member of the Purchaser Group to such person for any financing or refinancing in respect of any transaction contemplated by this Agreement (including any additional facilities and hedging made available in connection with such financing or refinancing), and any such beneficiary of security may assign all or any of those rights for the purpose of enforcing such security assignment or charge, provided that the Purchaser notifies the Lead Institutional Seller and the Management Representative of the identity of the relevant assignee and that notwithstanding any such assignment, the Sellers (and/or their assignee) may, unless the Lead Institutional Seller and the Management Representative receives notice of enforcement of the relevant security interest, deal with the Purchaser in connection with all matters arising under this Agreement.
10.3    If an assignment is made in accordance with this Clause 10, the liability of each of the Sellers to the Purchaser under this Agreement shall be no greater than such liability would have been if the assignment had not occurred, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the assigning party.
11.    CONFIDENTIAL INFORMATION; ANNOUNCEMENTS
11.1    Subject to Clause 11.2, each party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into a Transaction Document (or any agreement entered into pursuant to a Transaction Document) that relates to the following (“Confidential Information”):
(a)    the provisions of any Transaction Document or any ancillary agreement thereto;
(b)    the negotiations relating to the Transaction Documents and all ancillary agreements thereto; or

(c)    in relation to each Seller, the Purchaser and the Group and, in relation to the Purchaser, each Seller.
11.2    No party shall make any press release or public announcement in connection with any of the transactions contemplated by the Transaction Documents (except those matters set out in the Announcement) without the prior consent of, in the case of disclosure by the Sellers, the Purchaser or, in the case of disclosure by the Purchaser, the Institutional Sellers and (to the extent such disclosure specifically references the Management Sellers) the Management Representative. The Institutional Sellers and the Purchaser shall use good faith, reasonable endeavours to agree the form of the Announcement prior to Completion which, if agreed, will be made on the Completion Date (unless otherwise agreed in writing by such parties).
11.3    Notwithstanding Clauses 11.1 or 11.2, a party may disclose or use information if and to the extent that:
(a)    such disclosure or use is required by applicable law, rule or regulation, by any competent judicial, governmental or regulatory body or securities exchange to which the disclosing party is subject, and disclosure shall then only be made by that party:
(i)    after it has taken all such steps as may be reasonable in the circumstances to agree to the contents of such announcement with the other party to whom obligations would otherwise be owed under Clauses 11.1 or 11.2 in relation to such information before making such announcement and provided that, to the extent legally permissible, any such announcement shall be made only after notice to such other party; and
(ii)    to the person or persons and in the manner required by law or such regulatory body or such securities exchange or as otherwise agreed between the Lead Institutional Seller and the Purchaser;
(b)    such disclosure or use is required for the purpose of any judicial proceedings arising out of any Transaction Document or any ancillary agreement thereto;
(c)    disclosure is made to a Taxation Authority in connection with the tax affairs of the disclosing party;
(d)    disclosure is made to its Related Persons and/or its Representatives (and/or their respective advisers) which is reasonably required for purposes connected with a Transaction Document, provided that (i) the person to whom such disclosure is made is informed of the confidential nature of the information disclosed, (ii) the confidentiality obligations of this Clause 11 shall continue in relation to the person to whom such disclosure is made as if a primary obligor under Clause 11.1 and 11.2; and (iii) the disclosing party shall remain responsible for any deemed breach thereof by the person to whom such disclosure is made;
(e)    in the case of an Institutional Seller, such disclosure is required to be made to its limited partners or other indirect and or potential investors and/or shareholders and their respective advisers;
(f)    in the case of the Purchaser, such disclosure is required by any applicable securities exchange, whether or not the requirement for disclosure has the force of law; or
(g)    the information is or becomes publicly available (other than by breach of this Agreement or any confidentiality undertakings given by the Purchaser to an Institutional Seller and/or the Group).

11.4    The restrictions contained in this Clause 11 shall apply without limit of time.
11.5    The Confidentiality Agreement shall (and the Purchaser shall procure that the Confidentiality Agreement shall) terminate on Completion (without prejudice to any rights, liabilities or obligations that have accrued prior to termination). At any time prior to Completion, to the extent that any provision of this Clause 11 is inconsistent with the provisions of the Confidentiality Agreement, the provisions of the Confidentiality Agreement shall prevail.
12.    PAYMENTS
12.1    Any payment to be made pursuant to this Agreement by the Purchaser (or a member of the Purchaser Group) to an Institutional Seller shall be made to such account as is set out in the Completion Schedule in respect of such Institutional Seller or such account as notified by such Institutional Seller to the Purchaser in writing at least two (2) Business Days before the date of such payment.
12.2    Any payment to be made pursuant to this Agreement by the Purchaser (or a member of the Purchaser Group) to the Management Sellers shall be made to the Company's account or to the client account of Pinsent Masons LLP as set out in the Completion Schedule or, in respect of any payment following Completion, such account as notified by the relevant Management Seller to the Purchaser in writing at least two (2) Business Days before the date of such payment.
12.3    Payments under Clauses 12.1 and 12.2 shall be in immediately available funds by electronic transfer (for same day value) on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation. The Purchaser shall take all reasonable steps and exercise its control rights over the Company to give effect to the Payments Administration Letter and shall not take any steps to delay the payments due thereunder.
12.4    If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.
13.    SET-OFF AND WITHHOLDINGS
13.1    Except as expressly contemplated in this Agreement or any Allocation Side Letter, no party will be entitled to assert any credit, set-off or counterclaim against any other party in order to justify withholding payment of any amount owed in connection with this Agreement in whole or in part.
13.2    Any amount payable by any party to another party shall be made in full and free from any deduction or withholding whatsoever, except as required by law. If any deduction or withholding is required by law from an amount payable to a party, the sum due from the relevant party shall be increased by such amount as to ensure that the recipient receives such sum as, after such deduction or withholding has been made, leaves the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
13.3    If any sum payable under this Agreement other than the Share Consideration or the Deferred Payment is chargeable to Tax (other than by way of deduction or withholding), then the payor shall pay such additional amount as will ensure that, after payment of such Tax, the payee receives the same amount which it would otherwise have received under this Agreement if no such Tax had arisen.

13.4    To the extent that any deduction, withholding or Tax results in an additional amount being paid under Clause 13.2 or 13.3 above, the payee shall use reasonable endeavours to obtain any Relief which arises in connection with such deduction, withholding, Tax or additional amount, and, where the payee obtains such a Relief, the payee shall pay to the payer, within 10 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under Clause 13.2 or 13.3 above.
13.5    Clause 13.2 or 13.3 above shall not apply to the extent that the deduction, withholding or Tax would not have arisen (or would have arisen at a reduced rate) but for an assignment by the payee of any of its rights under this Agreement.
14.    COSTS
14.1    Unless expressly otherwise provided in this Agreement, each of the parties shall bear its own costs and expenses connected with the Proposed Transaction.
14.2    Each of the parties agrees and acknowledges that the Company (or any other member of the Group, as the case may be) shall pay the Disclosed Seller Transaction Costs and any other Seller Transaction Costs notified in a Deferred Completion Schedule served under Clause 5.4(a) or Clause 5.5 (together with any VAT thereon to the extent not already taken into account in the calculation of such Disclosed Seller Transaction Costs or other Seller Transaction Costs).
14.3    The Purchaser shall bear all costs, charges and expenses relating to all stamp duty, stamp duty reserve tax or other documentary, transfer or registration duties or taxes or notary and notarial transfer fees (including in each case any related interest or penalties) arising as a result of the entry into or implementation of this Agreement, which shall be paid within the requisite period provided by applicable law.
15.    RESTRICTIVE COVENANTS
15.1    Each Covenantor and each Founder agrees (in respect of himself or herself only, and not in respect of any other Covenantors) for the benefit of the Purchaser that such Covenantor shall not, directly or indirectly, alone or jointly with any other person for the Restricted Period, carry on, be employed or otherwise be engaged, concerned or interested in any capacity (whether as shareholder, director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise and whether or not for reward) in, any Competing Business within the Restricted Area which is or would be in competition with or to the detriment of any Group Company.
15.2    Nothing in this Clause 15 shall prevent:
(a)    any Covenantor or Founder, after Completion, from:
(i)    owning for investment purposes securities in any company dealt in on a stock exchange provided that they do not exceed three (3) per cent. in nominal value of the securities in that company (or of any class of its securities);
(ii)    owning securities in any company or being an officer or employee or consultant of any company provided that the annual revenue from the sales of the Competing Business of such company (together with its group) do not exceed ten (10) per cent. of the total annual revenue of such company’s group); or

(iii)    performing his obligations under any Transaction Document and/or under any other agreement which such Covenantor may enter into with Purchaser or any Group Company;
(b)    Simon Hill-Norton from:
(i)    continuing in his role as a director of Fitzroi Apparel Limited and from holding less than 5% of the share capital thereof;
(ii)    continuing in his role as a director of Rhone Apparel, Inc. and from holding less than 5% of the share capital thereof, provided that Simon Hill-Norton shall not share the Confidential Information with any such Competing Business.
(c)    either Founder from providing part-time consultancy services to any Competing Business with an annual turnover of less than £2,000,000 in its financial year, provided that each Founder shall treat any Confidential Information in accordance with Clause 11 and, in particular, shall not share Confidential Information with any such Competing Business and such Competing Business shall not publicly associate itself with either Founder. If the annual turnover of such Competing Business becomes £2,000,000 or greater in its financial year, the relevant Founder shall not have any liability under this Clause 15 if the relevant Founder terminates the relevant consultancy arrangement within two weeks of becoming aware that the annual turnover of such Competing Business for the relevant financial year has reached or exceeded £2,000,000. For the purposes of this Clause 15.2(c), knowledge of a Founder means the actual knowledge of such Founder after having reviewed the final financial year results provided to such Founder in respect of the Competing Business.
15.3    No Covenantor shall (whether alone, jointly with another, directly or indirectly) during the Restricted Period offer to employ, solicit or seek to entice away from any Group Company any Senior Employee who was employed by any Group Company at the date of this Agreement (a “Restricted Person”), providing that the foregoing will not preclude any Covenantor from:
(a)    advancing offers of employment to a Restricted Person following any bona fide public advertisements or general media solicitation for employment where the advertisement or solicitation is not specifically directed at any Restricted Person; or
(b)    from soliciting or employing any person whose employment with the Purchaser Group has been terminated at least six (6) months prior to such solicitation or employment and provided that such response or termination was not solicited or induced directly or indirectly by that Covenantor.
15.4    Each undertaking contained in this Clause 15 shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.
15.5    Each Covenantor, having obtained professional advice, acknowledges and agrees that the covenants contained in this Clause 15 are no more extensive than is reasonable to protect the legitimate interests of the Group and of the Purchaser.
15.6    Whilst the undertakings in this Clause 15 are considered by the Purchaser and the Covenantors to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted or modified, the undertakings shall apply with the minimum modifications necessary to make them valid and effective.
15.7    Institutional Sellers' Non-solicit
(a)    Except pursuant to a general media solicitation not targeted at any individual employee, from the date of this Agreement until 15 months after Completion, each Institutional Seller shall ensure that it and its Relevant Affiliates (excluding any portfolio companies of, or a shareholder, member or limited partner in, such Relevant Affiliates) shall not (whether alone, jointly with another, directly or indirectly) take any active steps to (directly or indirectly) request any portfolio company in its Institutional Seller’s Group to hire, offer to employ or seek to entice away from any Group Company any Covenantor and Emma Crepeau (provided that such person was employed by a Group Company in the six (6) months prior to the relevant breach of this Clause 15.7). For the avoidance of doubt, Associated British Foods plc shall be deemed to be a portfolio company of Wittington Investments Limited for the purposes of this Clause 15.7.
(b)    Each Institutional Seller acknowledges that the restrictions contained in this Clause 15.7 are no greater than is reasonable and necessary for the protection of the Purchaser's legitimate interests as the purchaser of the Institutional Shares owned by that Institutional Seller. If any of these restrictions are held to be invalid or unenforceable, but would be valid and enforceable if part of the wording of the restriction were deleted, the restriction shall apply with such modifications as are necessary to make it valid and enforceable.
15.8    The covenants in this Clause 15 may be enforced by any Group Company (for so long as it is a member of the Purchaser Group and the Company’s Group) against the relevant Institutional Seller(s) and/or the Covenantors (as the case may be) under the Contracts (Rights of Third Parties) Act 1999.
16.    GUARANTEE
16.1    In consideration of the Sellers entering into this Agreement and at the request of the Sellers, the Guarantor irrevocably and unconditionally:
(a)    guarantees to each Seller (and to each member of an Institutional Seller’s Group) as a continuing and primary obligation that the Purchaser will properly and punctually perform its obligations, commitments and undertakings under or in connection with this Agreement and each Transaction Document; and
(b)    agrees and undertakes that whenever the Purchaser does not pay in whole or in part any amount when due and payable arising under or in connection with this Agreement and/or any Transaction Document, it shall immediately on demand pay that outstanding amount as if the Guarantor was the principal obligor.
16.2    The Guarantor’s obligations under Clause 16.1 are primary obligations and not those of a mere surety and shall remain in force notwithstanding any time or indulgence in favour of the Purchaser. The Guarantor’s obligations under Clause 16.1 are continuing obligations and shall remain in full force and effect until all payment obligations of the Purchaser arising under or in connection with this Agreement and/or any Transaction Document have been fully and unconditionally discharged and satisfied and all sums payable by the Purchaser to the Sellers in connection with them have been fully paid.
16.3    The Guarantor’s liability under this Clause 16 shall not be discharged or impaired by:

(a)    any amendment, variation or assignment of this Agreement or any other Transaction Document (however fundamental) or any waiver of its terms;
(b)    time or other indulgence being granted to any of the Purchaser, the Guarantor, any member of the Purchaser’s Group or any third party;
(c)    any intermediate payment or discharge;
(d)    any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other Transaction Document;
(e)    any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting any of the Purchaser, the Guarantor or any member of the Purchaser’s Group (or any act taken by any Seller or a member of its Group in relation to any such event); or
(f)    any other act, omission, event or circumstance (whether or not known to any Seller or any member of an Institutional Seller’s Group) which but for this Clause 16 might prejudice or otherwise affect the liability of the Guarantor under this Clause 16 or any of the rights, powers or remedies conferred upon the Purchaser, the Guarantor or any member of the Purchaser’s Group or any Institutional Seller, a member of any Institutional Seller’s Group or the Group or by law.
16.4    In consideration of the Sellers entering into this Agreement, as a separate, additional continuing and primary obligation, the Guarantor undertakes to indemnify and keep indemnified the Sellers (and indemnify and keep indemnified each member of an Institutional Seller’s Group) against any costs, losses, damages, claims, proceedings and/or disputes suffered or incurred by any of them as a result of any of the Purchaser’s or the Guarantor’s failure to comply properly and punctually with its obligations, commitments, undertakings and warranties under this Agreement or any Transaction Document or any of the Purchaser’s obligations becoming unenforceable, invalid or illegal.
17.    EFFECT OF COMPLETION
The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.
18.    FURTHER ASSURANCES
Each of the parties shall for a period of two (2) years from the Completion Date upon request from any other party do or procure the doing of all acts and/or execute or procure insofar as each is reasonably able the execution of all such documents and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Purchaser the Shares.
19.    ENTIRE AGREEMENT
19.1    This Agreement (and each other Transaction Document, together with in each case the relevant ancillary documents thereto) constitutes the whole and only agreement between all of the parties relating to the subject matter of this Agreement and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction.
19.2    Each party acknowledges that in entering into this Agreement it is not relying on any pre-contractual statement which is not set out in this Agreement and/or any other Transaction Document, and each party unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation to any pre-contractual statement.
19.3    No party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement and/or, in the case of the Purchaser and the Management Sellers, the Transaction Documents.
19.4    For the purposes of this Clause 19, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance, covenant, indemnity, commitment or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.
19.5    It is expressly acknowledged and agreed by each party that:
(a)    no party shall have any claim or remedy against any other party in respect of any pre-contractual statement made by or on behalf of the other party (or any of its Representatives) in relation to the Proposed Transaction which is not expressly set out in this Agreement, it being understood that the Purchaser shall have certain rights under the Management Warranty Deed against the other parties thereto;
(b)    any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;
(c)    the only right or remedy of a party in relation to any provision of this Agreement shall be for damages for breach of this Agreement and no party has any right to rescind this Agreement either for breach of contract or for negligent or innocent misrepresentation or otherwise;
(d)    except for any liability in respect of a breach of this Agreement, no party (or any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Representatives) in relation to the Proposed Transaction;
(e)    no party is entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by any party or any party’s Representatives;
(f)    except as expressly provided in this Agreement, each party is entering into this Agreement solely in reliance on its own commercial assessment and investigation of the Proposed Transaction and advice from its own Representatives; and
(g)    the other parties are entering into this Agreement in reliance on the acknowledgements given in this Clause 19.5.
19.6    Nothing in this Clause 19 shall limit the liability of any party in the case of fraud or fraudulent misrepresentation by that party.
20.    VARIATIONS
This Agreement may be amended or waived in any manner whatsoever by agreement in writing between the Purchaser and the Lead Institutional Seller, provided that any amendment that purports (i) to reduce the amount of the Share Consideration or Deferred Payment payable in respect of the Institutional Shares held by an Institutional Seller or increase the obligations or financial liability of an Institutional Seller must be approved in writing by the affected Institutional Seller or (ii) to reduce the amount of the Share Consideration or Deferred Payment payable in respect of the Management Shares or increase the obligations or financial liability of the Management Sellers must be approved in writing by the Management Representative (acting on behalf of such Management Seller(s)).
21.    REMEDIES AND WAIVER
21.1    Without prejudice to the limitations set out in Clause 9 of this Agreement, no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:
(a)    affect that right, power or remedy; or
(b)    operate as a waiver of it.
21.2    The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.
21.3    The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law, unless the contrary is expressly stated in this Agreement.
21.4    The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.
22.    INVALIDITY
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:
(a)    the validity, legality and enforceability under the law of that jurisdiction of any other provision; and
(b)    the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.
23.    NOTICES
23.1    Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered by hand or by courier or by email:
In the case of an Institutional Seller to the address set out opposite such Institutional Seller’s name in Part 1 of Schedule 1 with a copy (which shall not constitute notice) to

Gibson, Dunn & Crutcher UK LLP
Telephone House
2-4 Temple Avenue
London
EC4Y 0HB
United Kingdom
Email: NTomlinson@gibsondunn.com
Attention: Nick Tomlinson
and
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
United States of America
Email: SShoemate@gibsondunn.com
Attention: Steven Shoemate
In the case of any Management Seller to the address set out opposite such Management Seller’s name in Part 2 of Schedule 1 with a copy (which shall not constitute notice) to:
Pinsent Masons LLP
30 Crown Place
Earl Street
London EC2 4ES
United Kingdom
Email: Tom.Leman@pinsentmasons.com
Attention: Tom Leman
and
Gibson, Dunn & Crutcher UK LLP
Telephone House
2-4 Temple Avenue
London EC4Y 0HB
United Kingdom
Email: NTomlinson@gibsondunn.com
Attention: Nick Tomlinson
and
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
United States of America
Email: SShoemate@gibsondunn.com
Attention: Steven Shoemate
In the case of the Guarantor or the Purchaser:
Wolverine World Wide, Inc.
9341 Courtland Drive NE
Rockford, Michigan 49351
United States of America
Email: Kyle.Hanson@wwwinc.com
Attention: Kyle L Hanson, Senior Vice President General Counsel and Secretary
Copy (which shall not constitute notice) to:

Honigman LLP
300 Ottawa Avenue NW
Suite 400
Grand Rapids, Michigan 49503-2308
United States of America
Email: TLarsen@honigman.com
Attention: Tracy Larsen
and
Baker & McKenzie LLP
100 New Bridge Street
London EC4V 6JJ
United Kingdom
Email: Phelim.O'Doherty@bakermckenzie.com / James.Adams@bakermckenzie.com
Attention: Phelim O'Doherty / James Adams
and shall be deemed to have been duly given or made as follows:
(a)    if delivered by hand or by courier, upon delivery at the address of the relevant party; and
(b)    if sent by email, when the email is received by the gateway server of the recipient, provided that the sender does not receive an automated notice of non-delivery, provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 6.00 p.m. or not on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.
23.2    A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or email address for the purposes of Clause 23.1, provided that such notification shall only be effective:
(a)    on the date specified in the notification as the date on which the change is to take place; or
(b)    if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date falling five (5) Business Days after notice of any such change has been given.
24.    MANAGEMENT REPRESENTATIVE
24.1    The Management Sellers hereby appoint Mark Smith (being a Management Seller and who hereby confirms that he is willing to act as the Management Seller) to be the representative of the Management Sellers for the purposes described in Clause 24.2 (the “Management Representative”).
24.2    Each Management Seller hereby irrevocably appoints the Management Representative as his agent (and to the complete exclusion of any rights which the Management Sellers may have in such regard) with full power and authority to act on behalf of the Management Sellers and, in particular, to:

(a)    take (on that Management Seller’s behalf) all actions contemplated by the Transaction Documents as being taken either by that Management Seller or by the Management Sellers collectively, including the giving and receiving of notices;
(b)    negotiate (on that Management Seller’s behalf) and/or agree and/or settle and/or defend and/or release any claim or agree any other matter referred to or contemplated in the Transaction Documents; and
(c)    to enforce, negotiate, compromise, settle and release on behalf of such Management Sellers any rights and claims which it may have, threaten or pursue against the Purchaser (or any other person) in respect of any breach of, or right under, this agreement or any other Transaction Document, in each case, as the Management Representative, acting in good faith, consider necessary or desirable. Each Management Seller hereby agrees to be bound by each act, agreement, approval, consent and decision of the Management Representative.
24.3    Any person from time to time appointed as a Management Representative may be removed or replaced at any time by the Management Sellers representing at least a majority of the aggregate number of Shares held by the Management Sellers immediately prior to Completion by notice in writing to the Purchaser, which appointment shall take effect from the date on which such notice is deemed to be served pursuant to Clause 23.1 or such later date as may be specified in the notice.
24.4    In consideration of, among other things, the acceptance of appointment by the Management Representative, each of the Management Sellers:
(a)    agrees to ratify and confirm whatever the Management Representative lawfully does, or causes to be done, under its appointment;
(b)    agrees to indemnify the Management Representative against losses arising in any way in connection with the lawful exercise of all or any of the powers and authorities under its appointment; and
(c)    agrees to deliver to the Management Representative on demand any power of attorney, instrument of transfer or other document as the Management Representative may require for the purposes of giving effect to this Clause 24 or anything entered into or proposed to be entered into by the Management Representative pursuant to its appointment.
24.5    The Management Representative shall not be liable to any Management Seller for any claim whatsoever arising from any act or omission undertaken by the Management Representative in such capacity, save in the case of fraud by the Management Representative, and the Management Representative shall be entitled to enforce this Clause 24.5 under the Contracts (Rights of Third Parties) Act 1999.
25.    COUNTERPARTS
This Agreement may be executed in any number of counterparts, which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.
26.    GOVERNING LANGUAGE
Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Agreement shall be in English.

27.    GOVERNING LAW AND ARBITRATION
27.1    This Agreement and any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.
27.2    Any claim, dispute, controversy or proceedings brought by any one or more of the parties (the “Initiating Party”) against any one or more of the other parties (the “Respondent Party”), arising from or in connection with this Agreement which cannot be settled amicably by the parties, including one regarding their existence, validity or termination, the legal relationships they establish or the consequences of their nullity, shall be exclusively referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”) for the time being in force which are deemed incorporated by reference into this Clause 27.2.
27.3    The arbitration tribunal will consist of three arbitrators, one arbitrator to be appointed by the Initiating Party, one by the Respondent Party and the third jointly by the Initiating Party and the Respondent Party; provided, however, that if within ten (10) Business Days after the Initiating Party appoints an arbitrator, (i) the Respondent Party shall fail to appoint an arbitrator or (ii) the parties shall fail to agree on such third arbitrator, then the President of the LCIA shall pick such arbitrator on the application by (A) the Initiating Party in the case of sub-clause (i) or (B) either the Initiating Party or the Respondent Party in the case of sub-clause (ii).
27.4    The seat of the arbitration will be London, United Kingdom and the language of the arbitration will be English.
27.5    The parties waive any right to refer points of law or to appeal to the courts, to the extent that such waiver can validly be made.
27.6    The arbitral tribunal will have the power to order on a provisional basis any relief which it would have power to grant in a final award and the parties confirm that they opt out of the emergency arbitrator provisions under the Rules of the London Court of International Arbitration.
28.    THIRD PARTY RIGHTS
28.1    Except as expressly provided in this Agreement, no person (other than the parties to this Agreement) who is given any rights or benefits under this Agreement (a “Third Party”) shall be entitled to enforce any of those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.
28.2    The parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.
28.3    Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.
29.    LEGAL REPRESENTATION

29.1    The Purchaser, on behalf of itself and the Purchaser Group, acknowledges and agrees that Gibson, Dunn & Crutcher LLP and Gibson, Dunn & Crutcher UK LLP (“Gibson Dunn”) have acted as counsel for the Institutional Sellers and the Company, and Pinsent Masons LLP (“Pinsent Masons” and, together with Gibson Dunn, “Legal Counsel”) have acted as counsel for the Management Sellers, each in connection with this Agreement and the Proposed Transactions (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, neither Gibson Dunn nor Pinsent Masons have acted as counsel for any other person, including the Purchaser.
29.2    Only the Institutional Sellers and the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. Only the Management Sellers and their respective Affiliates shall be considered clients of Pinsent Masons in the Acquisition Engagement. The Purchaser, on behalf of itself and the Purchaser Group acknowledges and agrees that all confidential communications between the Sellers, the Company and their respective Affiliates, on the one hand, and Gibson Dunn or Pinsent Masons, on the other hand, in the course of the Acquisition Engagement, and any attendant legal or professional privilege, work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely (in the case of communications with Gibson Dunn) to the Institutional Sellers and its Affiliates (other than any Group Company) or (in the case of communications by the Management Sellers with Pinsent Masons) to the Management Sellers and their respective Affiliates (other than any Group Company), and not any Group Company, and shall not pass to or be claimed, held, or used by the Purchaser or any Group Company upon or after the Completion. Accordingly, the Purchaser shall not have access to any such communications, or to the files of Legal Counsel relating to the Acquisition Engagement, whether or not the Completion occurs. Without limiting the generality of the foregoing, upon and after the Completion, (i) to the extent that files of Legal Counsel in respect of the Acquisition Engagement constitute property of the client, the Institutional Sellers and its Affiliates shall hold such property rights in the case of the files of Gibson Dunn and the relevant Management Sellers shall hold such property rights in the case of the files of Pinsent Masons held solely in respect of such Management Seller, and (ii) Legal Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Purchaser by reason of any attorney-client relationship between such Legal Counsel and any Group Company or otherwise; provided, however, that notwithstanding the foregoing, Legal Counsel shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of any Seller and its Affiliates; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). The Purchaser, on behalf of itself and the Purchaser Group irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to legal or professional privilege, work product protection or other expectation of confidentiality owed to any Seller and/or its Affiliates. If and to the extent that, at any time after Completion, the Purchaser or any member of the Purchaser Group shall have the right to assert or waive any attorney-client privilege with respect to any communication between any Group Company and any person representing them that occurred at any time prior to the Completion, the Purchaser, on behalf of itself and the Purchaser Group shall be entitled to waive such privilege only with the prior written consent of the Institutional Sellers (such consent not to be unreasonably withheld).
29.3    The Purchaser, on behalf of itself and the Purchaser Group acknowledges and agrees (i) that Gibson Dunn has acted as counsel for the Institutional Sellers and its Affiliates for several years and that the Institutional Sellers reasonably anticipate that Gibson Dunn may continue to represent it and/or its Affiliates in future matters and (ii) Pinsent Masons has acted as counsel for the Management Sellers, the Group Companies and their respective Affiliates for several years and that the Management Sellers and the Group Companies reasonably anticipate that Pinsent Masons may continue to represent any one or more them, and/or their respective Affiliates, in future matters. Accordingly, the Purchaser, on behalf of itself and the Purchaser Group expressly:
(a)    (i) consents to Gibson Dunn’s representation of the Institutional Sellers and/or its Affiliates and/or any of their respective agents (if any of the foregoing persons so desire) in any matter, including, without limitation, any post-Completion matter in which the interests of the Purchaser and any Group Company, on the one hand, and an Institutional Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised such Institutional Seller, any Group Company or their respective Affiliates; and (ii) consents to the disclosure by Gibson Dunn to any Institutional Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Sellers, any Group Company or their respective Affiliates, whether or not such information is subject to legal or professional privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality; and
(b)    (i) consents to Pinsent Mason’s representation of the Management Sellers and/or its Affiliates and/or any of their respective agents (if any of the foregoing persons so desire) in any matter, including, without limitation, any post-Completion matter in which the interests of the Purchaser and any Group Company, on the one hand, and an Management Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Pinsent Masons may have previously advised such Management Seller, any Group Company or their respective Affiliates; and (ii) consents to the disclosure by Pinsent Masons to its instructing Management Seller of any information learned by Pinsent Masons in the course of its representation of such Management Sellers, any Group Company or their respective Affiliates, whether or not such information is subject to legal or professional privilege, attorney work product protection, or Pinsent Mason’s duty of confidentiality.
29.4    The Purchaser, on behalf of itself and the Purchaser Group further covenants and agrees that each shall not assert any claim against Legal Counsel in respect of legal services provided to any Group Company by such Legal Counsel in connection with this Agreement or the transactions contemplated hereby (except to the extent provided in any reliance letter between such Legal Counsel and the Purchaser in respect of the relevant Due Diligence Report prepared by it).
29.5    From and after the Completion, each Group Company shall cease to have any lawyer-client relationship with Legal Counsel, unless and to the extent Legal Counsel is expressly engaged in writing by such Group Company to represent it after the Completion and either in the case of Gibson Dunn (i) such engagement involves no conflict of interest with respect to an Institutional Seller and/or any of its Affiliates or (ii) the affected Institutional Seller and/or any such Affiliate, as applicable, consent in writing to such engagement or in the case of Pinsent Masons (i) such engagement involves no conflict of interest with respect to the relevant Management Seller or (ii) the affected Management Seller consents in writing to such engagement. Any such representation of a Group Company by Legal Counsel after the Completion shall not affect the foregoing provisions hereof. Furthermore, Legal Counsel, in its sole discretion, shall be permitted to withdraw from representing a Group Company in order to represent or continue so representing a Seller, as the case may be.

29.6    The Sellers and the Purchaser consent to the arrangements in this Clause 29 and waive any actual or potential conflict of interest that may be involved in connection with any representation by any Legal Counsel permitted hereunder.
29.7    Each Legal Counsel shall be entitled to enforce this Clause 29 under the Contracts (Rights of Third Parties) Act 1999.
AS WITNESS whereof, this Agreement has been executed on the date first above written.

SCHEDULE 1
THE SELLERS
PART 1
THE INSTITUTIONAL SELLERS

(1) Institutional Seller	(2) Address	(3) Email	(4) Number and class of Shares
CGP2 SB Investment, L.P., a limited partnership established in Scotland, acting through its general partner CGP2 Caledonia AIV GP, LLP, with limited partnership number SL18721, whose registered office is at 50 Lothanian Road, Festival Square, Edinburgh EH3 9WJ, Scotland, United Kingdom			638,595 A1 Ordinary Shares 150,181 A2 Ordinary Shares
Wittington Investments Limited, a private limited company incorporated in England and Wales with registered number 00366054, whose registered office is at Weston Centre, 10 Grosvenor Street, London W1K 4QY, England, United Kingdom			297,066 A1 Ordinary Shares 66,521 A2 Ordinary Shares 26,724 B1 Ordinary Shares
PART 2
THE MANAGEMENT SELLERS

(1) Management Seller	(2) Address	(3) Email
Tamara Hill-Norton
Simon Hill-Norton
Emma Thornton
Jemma Cassidy
Mark Smith

Erika Serow
Julia Straus
Annabel Thorburn
Susan Pickering
Jennifer Fletcher-Kay
Emma Crepeau
Daniel Nicholson
Christina Acklam
Casey Byrne
Victoria Munro
Rachel Payne
Deborah Bingham
Laura Gardener

SCHEDULE 2
PRE-COMPLETION
PART 1
PRE-COMPLETION CONDUCT
No Group Company shall:
1.    amend its articles of association, or pass any resolution that is inconsistent with their provisions;
2.    resolve to change its name or to alter its Constitutional Documents to any material extent;
3.    pass any resolution in a general meeting or by way of written resolution including, without limitation, any resolution for winding up, or to capitalise any profits or sum standing to the credit of the share premium account, capital redemption reserve fund or any other reserve;
4.    create, allot, issue, acquire, repay, redeem, reduce or repurchase any share capital of any Group Company or agree to do so or acquire or agree to acquire any share or other interest in any corporate body;
5.    create, issue, redeem or grant any option or right to subscribe for any share capital or loan capital or agree to do so;
6.    declare, make or pay any dividend or other distribution to its shareholders;
7.    voluntarily liquidate any subsidiary undertaking wholly owned by it;
8.    amend the terms of any of the Existing Facilities;
9.    transfer all or any material part of its business or assets to any other Group Company, other than in the ordinary course of trading;
10.    acquire or dispose of, or agree to acquire (by merger, consolidation, or acquisition of shares or assets) or dispose of, any revenues, assets, business or undertakings having a value in excess of £250,000 individually or £500,000 in aggregate or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) other than in the ordinary course of business;
11.    make any material alteration to the nature of the Group’s business as a whole;
12.    enter into, terminate or fail to renew any agreement, incur any commitment not in existence at the date of this Agreement, or materially change the terms of any contract involving any income or capital expenditure (only to the extent not reflected in the Group’s budget or business plan):
(a)    in excess of £250,000; or
(b)    which, together with all other capital and income commitments entered into between the date of this Agreement and Completion, exceeds £500,000, in each case exclusive of VAT;
13.    save as required by law:

(a)    make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee (other than pursuant to the terms of their employment or service agreements);
(b)    dismiss any Senior Employee save for circumstances where the relevant employer Group Company is entitled to terminate such employment relationship for cause; or
(c)    engage or appoint any additional Senior Employee;
14.    take any voluntary action to accelerate either the vesting or the payment of any compensation or benefits payable to any Senior Employee;
15.    amend, modify, terminate, waive, suspend or supplement any existing benefit plan or collective arrangements, or enter into any new material benefit plan or collective arrangement;
16.    establish, adopt, enter into, implement, modify or terminate any arrangements with any works council (or similar body);
17.    recognise or certify any new works council (or similar body) as the bargaining representative for its employees outside of the ordinary course not consistent with past practice;
18.    incur any additional borrowings (other than in the ordinary course of business or pursuant to the Existing Facilities);
19.    make any loan (other than credit extended in the ordinary course of trading, not exceeding £100,000 in aggregate);
20.    create any Encumbrance over any of its assets or undertaking other than in the ordinary course of business or as provided in respect of Existing Facilities;
21.    enter into any guarantee or indemnity other than in the ordinary course of business;
22.    enter into any contract or arrangement that prohibits or will prohibit it from engaging in the business of the Group as conducted on the date of this Agreement in competition with third parties anywhere in the world under any non-competition provisions;
23.    implement any mass employee layoffs, collective dismissals or any other mass reduction in force, early retirement programme, buyout or other voluntary or involuntary employment termination programme, provided that the terms of this paragraph shall not prohibit (i) the termination of individual employees, officers or directors for cause in the ordinary course of business consistent with past practice or (ii) any other matter in the ordinary course of business and consistent with past practice over the 24 months preceding the date of this Agreement;
24.    cancel, terminate, or materially reduce the insurance coverage or the amount of insurance coverage of the Group or any Group Company as is maintained at the date of this Agreement;
25.    apply any insurance proceeds received in any manner other than to the reinvestment in or purchase of a replacement of or repair of the relevant asset;
26.    change its accounting reference date;
27.    change its residence for Tax purposes or establish an office or branch outside of a jurisdiction in which it already has an office, branch or tax residence for any Tax purposes;

28.    seek or agree to any material Tax ruling or file any material Tax return, claim, election or other document relating to Tax outside of the ordinary course on a basis materially inconsistent with past practice or materially alter its Tax reporting or payment practices, in all cases save as required to comply with any applicable laws or generally accepted practice;
29.    take any voluntary action or make any omission which results in a Group Company becoming a member of or ceasing to belong to, or any change in the terms on which a Group Company belongs to, a consolidation, group, unity, loss sharing arrangement or similar arrangement for any Tax purposes (except, for the avoidance of doubt, any such arrangement which exists between a Group Company and the Sellers and which ceases or terminates as a result of the entering into or consummation of the transactions contemplated by this Agreement);
30.    institute, compromise or settle any legal or arbitration proceedings where the amount claimed by or against the Group Company is anticipated to exceed £250,000; or
31.    authorise or agree, whether in writing or otherwise, to do any of the foregoing.
PART 2
PERMITTED ACTIONS
1.    Any actions, transactions, conduct or omissions required to be undertaken to comply with an applicable legal or regulatory requirement, provided that the Lead Institutional Seller shall cause the Company, to the extent practicable, to give notice to the Purchaser and consult with the Purchaser in good faith prior to taking any such action (and if prior notice is not reasonably practicable, the Lead Institutional Seller shall cause the Company to give notice on behalf of the relevant Group Company to the Purchaser promptly after such action has been taken).
2.    Any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation (provided that the Lead Institutional Seller shall cause the Company to give notice on behalf of the relevant Group Company to the Purchaser promptly after such action has been taken).
3.    The completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any Group Company prior to or on the date of this Agreement and disclosed to the Purchaser in the Data Room.
4.    Any payment of any amount of Permitted Leakage.
5.    Any payment or repayment of any amount of the CJRS Amount and/or the Hospitality Grant (Rent) Repayment.
6.    All transactions, actions, conduct or omissions contemplated by this Agreement and the other Transaction Documents.
7.    The termination of any agreements, arrangements or understanding between an Institutional Seller’s Group and the Group.
8.    The release of existing security granted by the Group in connection with the Existing Facilities.
9.    The repayment or prepayment of any amounts as and when due under the Existing Facilities.
10.    The completion or performance by a Group Company of its obligations, or exercise of its rights, in respect of any employment arrangements between a Senior Employee and the Group.

SCHEDULE 3
COMPLETION ARRANGEMENTS
PART 1
SELLER OBLIGATIONS
1.    At Completion:
(a)    each Institutional Seller will deliver (or cause to be delivered) to the Purchaser (or make available to the Purchaser):
(i)    share transfer forms in respect of the Institutional Shares held by such Institutional Seller duly executed in favour of the Purchaser, together with the share certificate(s) for such Institutional Shares (which shall be deemed made available, to the extent held, at the relevant offices of each Group Company) or an indemnity in the agreed form in the case of any missing share certificate(s);
(ii)    executed powers of attorney in the agreed form duly executed in favour of the Purchaser to enable the Purchaser to exercise all rights attaching to the Institutional Shares set out opposite its name in column (4) of Part 1 of Schedule 1 until the Purchaser becomes the registered holder of them;
(iii)    one or more duly executed counterparts of the SHA Termination Deed to which such Institutional Seller is a party; and
(iv)    such resignations of directors of Group Companies that were appointed by such Institutional Seller as shall have been requested by the Purchaser in writing at least five (5) Business Days before the Completion Date, provided that each such resignation shall be effective and conditional upon Completion having taken place.
(b)    the Management Representative will deliver (or cause to be delivered) to the Purchaser (or make available to the Purchaser) in respect of each Management Seller:
(i)    share transfer forms in respect of the Management Shares held by such Management Seller duly executed in favour of the Purchaser, together with the share certificate(s) for such Management Shares (which shall be deemed made available, to the extent held, at the relevant offices of each Group Company) or an indemnity in the agreed form in the case of any missing share certificate(s);
(ii)    executed powers of attorney in the agreed form duly executed in favour of the Purchaser to enable the Purchaser to exercise all rights attaching to the Management Shares held by such Management Seller (as set forth in the Allocation Side Letter in respect of such Management Seller) until the Purchaser becomes the registered holder of them;
(iii)    one or more duly executed counterparts of the SHA Termination Deed to which such Management Seller is a party;
(iv)    to the extent applicable, such resignations by such Management Seller in the capacity as a director of such Group Companies (other than those delivered pursuant to Paragraph 1(a)(iv) above) as shall have been requested by the Purchaser in writing at least five (5) Business Days before the Completion

Date, provided that each such resignation shall be effective and conditional upon Completion having taken place; and
(v)    a copy of the executed power of attorney under which any Transaction Document has been or is to be executed by such Management Seller; and
(c)    the Institutional Sellers and the Management Representative will:
(i)    make available to the Purchaser, to the extent not held at either the relevant offices of each Group Company or the offices of such Group Company’s legal counsel, the books or records of each Group Company; and
(ii)    to the extent not previously provided, procure that the Group Companies deliver to the Purchaser a copy of a written waiver from HSBC UK Bank PLC of its right to require any Group Company to repay or prepay and to cancel the HSBC RCF Facility as a result of the change of control on Completion of the Proposed Transaction under this Agreement.
2.    At Completion, the Institutional Sellers and the Management Representative shall provide the Purchaser with copies of resolutions passed by shareholders and the board of directors, as applicable, whereby the shareholders or the directors, as the case may be:
(a)    in the case of the Company, vote in favour of the transfer of the Shares and effective on Completion the registration and the entry of the Purchaser (or its nominee) into the register of members of the Company as holder of the Shares, in each case subject only to the transfers being duly stamped;
(b)    accept the resignations referred to in Paragraphs 1(a)(iv) and (b)(iv) above with effect so as to take effect from Completion and to appoint such persons as the Purchaser shall nominate in their place; and
(c)    revoke all existing bank mandates for the operation of the bank accounts of the Group to the extent required by the Purchaser and notified in writing to the Institutional Sellers and the Management Representative before the date of this Agreement, and to issue new mandates giving authority to those persons nominated by the Purchaser.
PART 2
PURCHASER OBLIGATIONS
1.    At Completion, the Purchaser shall:
(a)    pay the Share Consideration to the Sellers in the manner required by Clause 12 in the amounts specified and to the bank account(s) set out in the Completion Schedule;
(b)    for and on behalf of the Group, pay or procure that there is paid by way of electronic transfer (for same day value) any Disclosed Seller Transaction Costs (and any other Seller Transaction Costs notified in a Deferred Completion Schedule served under Clause 5.4(a) or Clause 5.5) (together with any VAT thereon to the extent not already taken into account in the calculation of such Disclosed Seller Transaction Costs or other Seller Transaction Costs) that have not been paid prior to Completion; and
(c)    deliver (or cause to be delivered) to the Lead Institutional Seller and the Management Representative:

(i)    a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board and/or general meeting of shareholders (as necessary to provide valid authorisation) of directors of the Purchaser (or, if required by the law of its jurisdiction or its Constitutional Documents, of its shareholders) (i) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it and (ii) granting full and final discharge to the resigned directors of Group Companies referred to in Paragraphs 1(a)(iv) and (b)(iv) of Part 1 of this Schedule; and
(ii)    (to the extent not previously delivered) a certified extract of the W&I Policy containing an irrevocable and unconditional waiver of all rights of subrogation the W&I Insurers may otherwise have against any Seller, any Related Person of a Seller, the Group and their respective directors, officers, employees, agents, advisers and representatives, save in the case of fraud of the relevant person against whom a claim could otherwise be made.
PART 3
GENERAL
1.    The Lead Institutional Seller, the Management Representative and the Purchaser shall negotiate in good faith with a view to agreeing before the Completion Date the final form of any Transaction Document which is not in agreed form at the date of this Agreement.
2.    All documents and items delivered at Completion shall be held by the recipient to the order of the person delivering the same until such time as Completion shall take place.

EXECUTION

INSTITUTIONAL SELLERS

Signed by CATTERTON CALEDONIA 1
LIMITED for and on beholf of CGP2
CALEDONIA AIV GP, LLP in its capacity
as general parter of CGP2 SB	/s/ Jonathan Owsley
INVESTMENT, L.P.	Jonathan Owsley
Authorised signatory for Catterton
Caledonia 1 Limited

Signed by CHARLES MASON
for an on behalf of
WITTINGTON INVESTMENTS	/s/ Charles Mason
LIMITED	Director
[SPA – Signature Page]

MANAGEMENT SELLERS

Signed by TAMARA HILL-NORTON acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by SIMON HILL-NORTON acting by his duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by MARK SMITH	/s/ Mark Smith

Signed by JULIA STRAUS acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by EMMA THORNTON acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by JEMMA CASSIDY acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by ERIKA SEROW acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by ANNABEL THORBURN acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by SUSAN PICKERING acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by JENNIFER FLETCHER-KAY acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by EMMA CREPEAU acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by DANIEL NICHOLSON acting by his duly appointed attorney MARK SMITH	/s/ Mark Smith
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Signed by CHRISTINA ACKLAM acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by CASEY BRYNE acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by VICTORIA MUNRO acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by RACHEL PAYNE acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by DEBORAH BINGHAM acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith

Signed by LAURA GARDNER acting by her duly appointed attorney MARK SMITH	/s/ Mark Smith
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PURCHASER

Signed by MICHAEL STORNANT for and on behalf of WOLVERINE OUTDOORS, INC.	/s/ Michael D. Stornant
Michael D. Stornant
President and Treasurer

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GUARANTOR

Signed by MICHAEL STORNANT for and on behalf of WOLVERINE WORLD WIDE, INC.	/s/ Michael D. Stornant
Michael D. Stornant
Senior Vice President, Chief Financial Officer
and Treasurer

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